Exhibit 10.1
EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is entered into as of February 1, 2018, to be effective as of the “Commencement Date” (as defined below), by and between Christopher & Banks Corporation, a Delaware corporation with its headquarters located in Plymouth, Minnesota (the “Company”), and Keri L. Jones (“Executive”).

RECITALS

WHEREAS, the Company desires to employ Executive as the Company’s Chief Executive Officer and the Executive desires to accept and serve as the Company’s Chief Executive Officer, in each case, pursuant to the terms and conditions of this Agreement; and

WHEREAS, Executive understands that such employment is expressly conditioned on execution of this Agreement by Executive and the Company.

AGREEMENT

NOW, THEREFORE, in consideration of Executive’s employment as the Company’s Chief Executive Officer and the foregoing recitals, the mutual covenants set forth below, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and Executive agree as follows:

ARTICLE 1 – EMPLOYMENT

1.1    Employment. Commencing as of March 12, 2018, (the “Commencement Date”), the Company hereby employs Executive, and Executive agrees to be employed by the Company, as its Chief Executive Officer (“CEO”). In addition, the Board of Directors of the Company (the “Board”) has, at a Board meeting held prior to the Commencement Date, voted to appoint Executive as a member of the Board, effective as of the Commencement Date, and Executive hereby agrees to serve in such capacity, effective as of such date, in each case, conditioned upon Executive’s commencement of employment as CEO of the Company on such date. The Board shall further nominate Executive as a candidate to serve as a director on the Board each year that Executive continues to serve as CEO.

ARTICLE 2 - TERM

2.1    Term. The initial term of this Agreement shall be the period commencing on the Commencement Date and ending on the third anniversary of the Commencement Date, unless terminated earlier as provided in Articles 11 or 12. Thereafter, the Agreement shall automatically renew for successive one (1) year periods as of the anniversary of the Commencement Date (a “Renewal Date”), unless terminated pursuant to Articles 11 or 12 or if one party provides the other with written notice of its intent to terminate the Agreement ninety (90) or more days prior to the third anniversary of the Commencement Date or any Renewal Date thereafter.

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ARTICLE 3 - DUTIES AND COOPERATION

3.1    Duties. Executive agrees to perform such duties as are customarily incident to the position of CEO, including those set forth in the Company’s Bylaws and those assigned to her from time to time by the Board, consistent with the CEO position. Executive agrees to devote her full business time and effort, to the best of her ability, to carry out her duties faithfully as CEO of the Company for the profit, benefit and advantage of the business of the Company. Executive will be based at the Company’s principal headquarters facility located in Plymouth, Minnesota, subject to customary travel and business requirements. Executive shall report directly and exclusively to the non-executive members of the Board. Executive shall not serve on the board of directors of a public or private company (other than on the boards of the Company and its Affiliates), unless the Board has reviewed and consented to, in advance, Executive’s service on such board. In no event shall Executive simultaneously serve on more than a total of two (2) outside boards of directors, excluding non-profit companies.

3.2    Affiliate Duties. Executive acknowledges and agrees that, from time to time, she will be required to perform duties, consistent with her position, (as an officer, director or otherwise) with respect to one or more of the Company’s subsidiaries or affiliated companies (each, an “Affiliate”). Executive agrees that she will perform such duties pursuant to the same standard as is set forth in Section 3.1. As of the date hereof, the Company has two subsidiaries (Christopher & Banks, Inc. and Christopher & Banks Company) and no other affiliated entities. Company and its affiliates are also referenced to in this Agreement as the “Corporation.”

3.3    Cooperation. During Executive’s employment and for twelve (12) months thereafter (such post-termination period hereinafter referred to as the “Restricted Period”), Executive agrees to cooperate fully with the Company, including its attorneys and accountants, in connection with any potential or actual litigation, other real or potential disputes, internal investigations or government investigations, which directly or indirectly involve the Corporation. Executive agrees to appear as a witness voluntarily upon the Company’s request regardless of whether served with a subpoena and be available to attend depositions, court proceedings, consultations or meetings regarding investigations, litigation or potential litigation as requested by the Company. With respect to Executive’s cooperation obligations under this Section 3.3 during Executive’s employment and for the Restricted Period, the Company acknowledges that these cooperation obligations, if exercised, will impose on Executive’s time and could likely interfere with other commitments Executive may have in the future. Consequently, the Company shall attempt to schedule such depositions, court proceedings, consultations or meetings in coordination with Executive’s schedule but Executive recognizes that scheduling of certain court proceedings, including depositions and trials, may be beyond the Company’s control and that for some matters or proceedings Executive’s physical presence may be required.

3.4    Expenses and Compensation. Except as provided below in this Section 3.4, during Executive’s employment and for the Restricted Period, Executive shall not be entitled to any additional payment for her efforts, assistance and/or cooperation pursuant to Section 3.3. If Executive is no longer employed by the Company, and is no longer receiving severance payments as she is employed elsewhere, then the Company agrees to reimburse Executive for her time incurred under this Article 3 at a rate of $340.00 per hour for actual time spent attending such depositions, consultations or meetings. The Company agrees to reimburse Executive for the out-of-pocket expenditures actually and reasonably incurred by Executive in connection with the performance of services contemplated by this Article 3, including hotel

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accommodations, airfare, transportation and meals consistent with the Corporation’s generally applicable expense reimbursement policies at such time.

3.5    No Employment Relationship. It is expressly understood by the parties that after the termination of Executive’s employment, (i) any services Executive may provide to Corporation pursuant to this Article 3 shall not be as an employee and Executive’s provision of such services shall not create an employment relationship between Executive and the Corporation, (ii) any payments to Executive pursuant to the hourly rate in Section 3.4 are not wages and instead shall be reflected on a federal 1099 tax form, and (iii) the payment or reimbursement of expenses by the Corporation to Executive under this Article 3 shall be in exchange for Executive’s time and/or reimbursement for expenses actually incurred and are not intended or understood to be dependent upon the character or content of any information Executive discloses in good faith in any such proceedings, meetings or consultations.

ARTICLE 4 - COMPENSATION AND BENEFITS

4.1    Base Salary. The Company agrees to pay Executive an annualized base salary, less required and authorized deductions and withholdings, of $700,000 through the fiscal year ending February 2, 2019 (“Fiscal Year 2018”). For each fiscal year that this Agreement remains in effect after Fiscal Year 2018, Executive’s base salary shall be reviewed and adjustments, if any, shall be recommended by the Compensation Committee of the Board (or any successor committee thereto, the “Compensation Committee”) and adjustments, if any, shall be determined by the Board in its sole discretion, following such review by the Board of the Company’s and Executive’s performance. Executive acknowledges and agrees that she shall not receive any compensation in addition to that set forth in this Article 4 for her service as a member of the Board or of any Affiliate board, or for service as an officer of the Corporation.

4.2    Signing Bonus. The Company agrees to pay Executive a signing bonus in the amount of $300,000 (the “Signing Bonus”), less required and authorized deductions and withholdings, promptly following the Commencement Date. Executive agrees that, if she voluntarily terminates (in the absence of “Good Reason” (as hereinafter defined)) her employment as CEO of the Company, or her employment is terminated for “Cause” (as hereinafter defined), in each case, prior to the first anniversary of the Commencement Date, she shall be obligated to return 100% of the Signing Bonus to the Company within ten (10) business days following her departure. Executive further agrees to enter a repayment agreement reflecting the above terms prior to receiving the Signing Bonus.

4.3    Inducement Award: Non-Qualified Stock Options. As an inducement to Executive to accept employment with the Company as its CEO, effective as of the Commencement Date, the Company shall grant to Executive non-qualified stock options covering 500,000 shares of the Company’s Common Stock (the “Option Award”). The Option Award will have a term of ten (10) years and starting on the Commencement Date will vest 1/36th each month assuming you remain continuously employed with the Company. The exercise price of the stock options will be the closing price of the Company’s Common Stock on the New York Stock Exchange (“NYSE”) on the Commencement Date. The stock options will be granted as part of an employee inducement award authorized by the Board pursuant to the NYSE Listed Company Manual Rule 303A.08, and will be subject to the Company’s and Executive’s execution of a Non-Qualified Stock Option Agreement reflecting the terms described in this Section 4.3 and in the form attached hereto as Exhibit A.

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4.4    Inducement Award: Time-Based Restricted Stock Award. As an inducement to Executive to accept employment with the Company as its CEO, effective as of the Commencement Date, the Company shall grant to Executive a time-based restricted stock award for 250,000 shares of the Company’s Common Stock (the “Restricted Stock Award”). Starting on the Commencement Date, the Restricted Stock Award will vest 1/36th each month assuming you remain continuously employed with the Company. The Restricted Stock Award will be granted as part of an employee inducement award authorized by the Board pursuant to the NYSE Listed Company Manual Rule 303A.08, and will be subject to the Company’s and Executive’s execution of a Restricted Stock Award Agreement reflecting the terms described in this Section 4.4 and in the form attached hereto as Exhibit B.

4.5    Annual Bonus Potential. For fiscal years 2018 and thereafter, provided that Executive remains employed by the Company as CEO for the applicable entire fiscal year, Executive shall be eligible to earn an annual bonus at “target” each fiscal year of 100% of her then-current base salary (the “Target Bonus”) and, depending upon plan design that fiscal year, with the potential for a payment for performance below or above target; provided, however, for the fiscal 2018 annual incentive program Executive’s potential award at target will not be pro-rated from the Commencement Date. Each such potential award shall be payable in cash and/or in equity of the Company, in accordance with the Company’s annual incentive plan for that fiscal year as in effect and approved by the Board and/or the Compensation Committee. The annual bonus shall be earned at the close of the relevant fiscal year and will be paid to or earned by Executive regardless of whether she is employed on the date the bonus is actually paid, so long as she is employed on the last day of the applicable fiscal year. If a cash bonus is earned pursuant to the terms of this Section 4.5 for any fiscal year of the Company, it will be paid to Executive following the close of such fiscal year in the ordinary course of business, but no later than 120 days after the close of such fiscal year.

4.6    Benefit Plan Participation. Subject to the terms and conditions of such plans and programs, Executive shall be entitled to participate in the various other employee benefit plans and programs applicable to senior executives of the Company including, but not limited to, medical insurance, dental insurance, life insurance, disability insurance and other benefits.

4.7    Long-Term Equity Incentive Awards. Executive will be eligible to participate in the Company’s Long-Term Equity Incentive Program (“LTIP”) beginning in Fiscal 2018. For Fiscal 2018 Executive’s LTIP equity award value will equal or exceed $565,000 (with the value based on the closing price of the Company’s stock on the NYSE on the date of grant), subject however to the 2014 Stock Incentive Plan’s limitation of no more than 600,000 shares being issuable to an individual in a calendar year. Executive acknowledges that the design, operation and structure of the LTIP can change from year-to-year. As a result, the criteria upon which a potential LTIP award is based can vary from year-to-year as well.

4.8    Vacation. Executive shall be entitled, during each full calendar year in which this Agreement remains in effect, to twenty-five (25) days of vacation (“Vacation”) and pro rata portions thereof for any partial calendar year of employment, plus all Company-recognized holidays together with sick days and personal days, per applicable Company policy. Except as expressly provided in the Company’s applicable vacation policy, any Vacation, sick days and personal days not used during any such calendar year may not be carried forward to any succeeding calendar year and shall be forfeited. Executive shall not be entitled to receive any payment in cash for Vacation remaining unused at the end of any calendar year, except as expressly provided in the applicable Company vacation policy. At separation from employment, the Company will pay Executive for any earned but unused Vacation in the year of such separation, prorated

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from January 1 of the year of separation through Executive’s last day of employment to the extent consistent with the terms of the Company’s applicable vacation policy.

4.9    Business Expenses. The Company will reimburse Executive for all reasonable and documented business expenses in accordance with its Business Expense Policy.

4.10    Relocation Expenses. Within six months of the Commencement Date, Executive is to relocate to the Minneapolis, Minnesota area (the “Relocation”). In connection with the Relocation, Executive is eligible for the Company’s relocation program which is customizable to Executive’s specific situation, not to exceed $150,000 in the aggregate, plus any eligible tax gross up adjustments. Executive agrees that if she voluntarily resigns her employment with the Company without Good Reason or is terminated for Cause within twelve months of the Commencement Date, Executive will repay the Company the full gross amount of the Relocation package including any tax gross ups paid to Executive. If Executive voluntarily resigns her employment with the Company without Good Reason or is terminated for Cause more than twelve months but less than twenty-four months after the Commencement Date, Executive will repay the Company 50% of the gross amount of the Relocation package including any tax gross ups paid to Executive.

4.11    Accrued Payments at Termination. In addition to any other rights as set forth in this Agreement, upon termination of Executive’s employment, regardless of the reason, Executive shall be entitled to receive the accrued but unpaid portion of Executive’s salary through the date of termination, any accrued but unused Vacation balance through the date of termination for that calendar year, any properly incurred and submitted unpaid expenses, any annual incentive bonuses earned but not yet paid for any completed fiscal year immediately preceding the employment termination date, and benefits that are vested as of the date of termination.

ARTICLE 5 - DEFINITIONS

5.1    Cause. “Cause” for purposes of this Agreement shall mean (i) any fraud, misappropriation or embezzlement by Executive in connection with or affecting the business of the Corporation, (ii) any conviction of (including any plea of guilty or no contest to) a felony or a gross misdemeanor by Executive, (iii) any gross neglect or persistent neglect by Executive to perform the duties assigned to Executive or any other act that can be reasonably expected to cause substantial economic or reputational injury to the Corporation, (iv) any material breach of Articles 3, 6, 7 or 8 of this Agreement, or (v) any material violation of the Company’s written policies, procedures or the Company’s Code of Conduct. In connection with the foregoing clauses (iii) – (v), the Company shall not terminate Executive for Cause until after Executive shall first have received a written notice from the Company’s Board that summarizes and reasonably describes the manner in which Executive has grossly or persistently neglected her duties, engaged in an act reasonably expected to cause substantial economic or reputational injury, materially breached Article 3, 6, 7 or 8 of the Agreement, or materially violated a Company policy, procedure or the Company’s Code of Conduct (the “Event”) and, to the extent the Event is capable of being cured, Executive shall have fourteen (14) calendar days from the date notice of the Event is delivered to Executive (via electronic mail, regular mail, in person or otherwise) to cure the same, but the Company is not required to give written notice of, nor shall Executive have a period to cure the same or any similar failure, which was the subject of an earlier written notice to Executive under this Section 5.1.

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Executive understands and agrees that, whether or not she is a member of the Board at the time, she shall not participate, in her capacity as a Board member, in any deliberations or actions undertaken by the Board with respect to any determination that the Board may consider reaching with respect to the matters covered by this Section 5.1

5.2    A “Change in Control” shall be deemed to have occurred upon the consummation of (or effectively immediately prior to the consummation of, provided that, the consummation subsequently occurs) of one of the events described in Section 6(g)(viii) (A)-(E) of the 2014 Stock Incentive Plan as of the Commencement Date.

5.3    “Confidential Information” means any and all information in whatever form, whether written, electronically stored, orally transmitted or memorized relating to trade secrets, customer lists, records and other information regarding customers, financial information, records, ledgers and information, purchase orders, agreements and related data, business development and strategic plans, products and technologies, manufacturing costs, sales and marketing plans, personnel and employment records, files, data and policies (regardless of whether the information pertains to Executive or other employees of the Corporation), business operations and related data, formulae, and computer records, know-how, research, technical information, copyrighted materials, and any other confidential or proprietary data and information which Executive encounters during employment, all of which are held, possessed and/or owned by the Corporation and all of which are used in the operations and business of the Corporation. Information shall no longer be deemed to be “Confidential Information” pursuant to this Section 5.3 in the event that it is or becomes generally known within the Company’s industry, is publicly disclosed by the Company or becomes publicly known through no action on the part of Executive (other than actions taken in the ordinary performance of Executive’s duties as CEO or a Board member).

5.4    A “Competitor” means any of the following women’s specialty apparel companies: Ascena Retail Group, Inc.; Chico’s FAS, Inc.; Coldwater Creek, Inc.; J. Jill Inc.; New York & Co., Inc.; and Talbots, Inc. as well as any other company with annual revenues in excess of $100 million where the percent of such company’s annual revenues for their most recently completed fiscal year associated with sales of women’s apparel and accessories to the Company’s customer demographic exceeds 25% of such company’s overall annual revenues for that fiscal year. “Competitor” shall also include: (x) all divisions, subsidiaries, affiliates and successors in interest of the stores or legal entities identified in this Section 5.4 and (y) any person, business, or entity where a substantial portion of Employee’s duties involve providing advice, consultation, products or services to any of the entities or their affiliates identified in this Section 5.4.

5.5    “Fiscal Year” means the 52 or 53-week period ending on the Saturday closest to January 31.

5.6     “Good Reason” means a resignation of employment by the Executive within sixty-five (65) days following the occurrence of any one or more of the following events without the Executive’s written consent, provided she complies with the “Good Reason Process” defined below: (i) the assignment to Executive of duties inconsistent with, or the removal of duties material to the usual and customary performance of, Executive’s position (including status, offices, titles, and reporting requirements), authority, duties, or responsibilities, excluding for this purpose an isolated, insubstantial, and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of written notice thereof given by Executive; (ii) any diminution in Executive’s base compensation, other than when made on the same or substantially similar basis for all senior executives of the Company by the Compensation

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Committee or the Board after considering Executive’s input and so long as the reduction is 10% or less; (iii) a reduction by the Company in Executive’s Target Bonus as in effect from time to time; (iv) failure of the Board to nominate Executive for election to the Board of Directors at an annual meeting of shareholders while Executive is serving as CEO (other than solely due to any future stock exchange or other legal requirement prohibiting management directors); (v) the Company fails to obtain the written assumption of its obligations under this Agreement by a successor not later than the consummation of a merger, consolidation or sale of the Company; (vi) a material reduction in aggregate benefits available to Executive; (vii) the relocation of the office at which Executive is principally employed to a location more than thirty (30) miles from such office; or (viii) the Company’s material breach of this Agreement, any Option Agreement or Restricted Stock Award Agreement entered into with the Executive which material breach has not been cured as provided below in this Section 5.6.

“Good Reason Process” shall mean that (i) within fifteen (15) calendar days following Executive’s determination that a Good Reason exists, she notifies the Company in writing (Attention: General Counsel) that she has determined a Good Reason exists and specifies in reasonable detail the event creating Good Reason, and (ii) if susceptible of cure, following receipt of such notice, the Company fails to remedy such event within twenty (20) calendar days (the “Cure Period”), and (iii) Executive terminates her employment within thirty (30) calendar days after the end of the Cure Period. If any of these conditions is not met, Executive shall not have a Good Reason to terminate her employment and if the Company cures the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have occurred.

ARTICLE 6 - RESTRICTIVE COVENANTS

6.1    Non-Compete. During Executive’s employment and the Restricted Period, Executive shall not plan, organize or engage in any business competitive with the Corporation or any product or service marketed or planned for marketing by the Corporation or assist or work with any other person or entity to do so.

During Executive’s employment and the “Restricted Period”, Executive shall not, without the prior written permission of the Board, (i) directly or indirectly engage in activities with a Competitor or (ii) own (whether as a shareholder, partner or otherwise, other than as a 1% or less shareholder of a publicly held company) any interest in a Competitor, or (iii) be connected as an officer, director, advisor, consultant, agent or employee or participate in the management of any Competitor.

6.2    Non-Solicitation. During Executive’s employment and for the Restricted Period, Executive shall not solicit, entice, encourage, or induce (or attempt to do so, directly or indirectly), any employee of the Corporation to leave or terminate her employment with the Corporation or to establish a relationship with a Competitor. This Section 6.2 shall apply to the then-current employees of the Corporation and any individual who was employed by the Corporation at any time in the forty-five (45) day period immediately prior to Executive’s last day of employment with the Corporation.

6.3    Non-Interference. During Executive’s employment and for the Restricted Period, Executive shall not solicit, engage, or induce (or attempt to do so, directly or indirectly) any vendor, supplier, sales agent or buying agent of the Corporation to commence work on behalf of, or to establish a relationship with, a Competitor or to sever or materially alter his/her/its relationship with the Corporation. The post-termination obligations of this Section 6.3 shall apply to the vendors, suppliers, sales agents and

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buying agents of the Corporation as of the date of Executive’s termination and at any time in the one-year period immediately prior to Executive’s termination date.

6.4    Non-Disparagement. During Executive’s employment and for the Restricted Period, Executive promises and agrees not to disparage the Corporation and the Corporation’s officers, directors, employees, products or services.

ARTICLE 7 - CONFIDENTIAL INFORMATION AND COMPANY PROPERTY

7.1    Nondisclosure. Unless authorized in writing by the Company, Executive will not directly or indirectly use for any purpose other than for the benefit of the Corporation or divulge, either during the term of, or after the conclusion of, her employment, or until such information becomes generally known, to any person not authorized by the Company or its Affiliates to receive or use it, any Confidential Information for any purpose whatsoever. Notwithstanding the foregoing, the Executive may truthfully respond to a lawful and valid subpoena or other legal process, but shall give the Company the earliest possible notice thereof; shall, as much in advance of the return date as possible, make available to the Company and its counsel the documents and other information sought; and shall assist the Company and such counsel in resisting or otherwise responding to such process.

7.2    Corporation Documents. All documents or other tangible property relating in any way to the business of the Corporation which are conceived by Executive or come into her possession during her employment shall be and remain the exclusive property of the Corporation. Executive agrees to return all such documents (and any summaries, abstracts or other documents, files, or storage media containing information from such documents) and tangible property to the Company upon termination of her employment, or at such earlier time as the Company may request of Executive; provided the Executive may retain a copy of any record which is a “personnel record” under Minnesota law.

ARTICLE 8 - WORK FOR HIRE

8.1    Work for Hire. Executive hereby acknowledges and agrees that, to the extent any work performed by Executive for the Company gives rise to the creation of any copyrightable material (“Work”), all such Work, including all text, scripts, designs, diagrams, documentation, writings, visual works, or other materials shall be deemed to be a work made for hire for the Company. All such Work shall belong exclusively to the Company, with the Company having the right to obtain and to hold in its own name, copyrights, registrations or such other protection as may be appropriate to the subject matter, and any extensions and renewals thereof. To the extent that title to any Work may not be assigned to the Company or its Affiliates, Executive hereby grants the Company and its Affiliates a worldwide, nonexclusive, perpetual, irrevocable, fully paid-up, royalty-free, unlimited, transferable, sublicensable license, without right of accounting, in such Work.

ARTICLE 9 - JUDICIAL CONSTRUCTION AND SEVERABILITY

9.1    Severability. Executive believes and acknowledges that the provisions contained in this Agreement, including the covenants contained in Articles 6, 7 and 8 of this Agreement, are fair and reasonable, and necessary to protect the Company’s legitimate business interests. Nonetheless, it is agreed that if a court finds any of these provisions to be invalid in whole or in part under the laws of any state, such finding shall not invalidate the covenants, nor the Agreement in its entirety, but rather the covenants shall be

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construed and/or bluelined, reformed or rewritten by the court as if the most restrictive covenants permissible under applicable law were contained herein. If the invalid part cannot be so modified, that part may be severed and the other parts of the Agreement shall remain enforceable.

ARTICLE 10 - CERTAIN REMEDIES

10.1    Equitable Remedies. Executive acknowledges and agrees that the services to be rendered by her hereunder are of a special, unique and extraordinary character, that it would be difficult to replace such services and that any violation of Executive’s obligations under any of Articles 6, 7 or 8 would be highly injurious to the Company and/or to any Affiliate and that it would be extremely difficult to compensate the Company and/or any Affiliate fully for damages for any such violation. Accordingly, the Company or any Affiliate, as the case may be, shall be entitled to seek, without the necessity of posting a bond or proving any monetary damages, temporary and permanent injunctive relief from a court of law, in the event of violation or alleged or threatened violation by Executive of any of her obligations under any provision of any of Articles 6, 7 or 8 and to recover from Executive all reasonable attorney’s fees and court costs incurred in enforcing the provisions of Articles 6, 7 or 8. This provision with respect to injunctive relief shall not, however, diminish the right of the Company or any Affiliate to claim and recover damages, or to seek and obtain any other relief available to it pursuant to the provisions of this Article 10.

Executive acknowledges and agrees that, in the event a court determines that a bond is necessary in connection with any grant to the Company of injunctive relief, then a fair and reasonable amount for any such bond would be $5,000.

10.2    Performance Award Recoupment. Executive understands, acknowledges and agrees that the Company has adopted a recoupment policy which provides, in connection with a restatement of the Company’s financial statements, for the recoupment of “Incentive Compensation” (as defined in the Recoupment Policy) gained by executives where such Incentive Compensation is based on “Financial Reporting Measures” (as defined in the policy). Executive further understands, acknowledges and agrees that Executive shall be subject to, and shall comply with the terms of, all such present and future recoupment policies of the Company.

ARTICLE 11 – CHANGE OF CONTROL

11.1    Severance. If Executive’s employment is terminated by the Company or its successor without Cause or by Executive by resignation with Good Reason one-hundred and eighty (180) days prior to or upon or within twelve (12) months following a Change in Control, Executive shall be entitled to receive from the Company or its successor (A) a lump sum payment equivalent to two (2) years of her highest annual salary at any time during the twelve month period preceding the termination and one (1) times her then current on-target bonus and, if applicable, payment of any annual incentive bonus otherwise payable (but for the cessation of Executive’s employment) with respect to a performance period ended prior to the cessation of Executive’s employment with such payment made no later than one-hundred twenty (120) days after the close of the fiscal year to which the payment relates; (B) provided Executive is eligible for and timely elects COBRA coverage, a cash payment equivalent to Executive’s COBRA medical and dental premiums for a period of eighteen (18) months and that amount will be based upon the amount of her then current COBRA medical and dental payments as of the date of termination, such payment to be made no later than ninety (90) days after Executive’s last day of employment and (C) any other compensation and benefits owed at termination of employment pursuant to Article 4 of this Agreement. Except as noted above

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in this Section 11.1, these payments shall be made by the Company or its successor within sixty (60) days following Executive’s termination date, subject to the application of Code Section 409A as set forth in Section 12.1(d) of this Agreement. This payment shall be in lieu of, and not in addition to, any severance pay or benefits set forth in Section 12.1 of this Agreement; provided, however, if Executive has been involuntarily terminated without Cause or resigns with Good Reason and, commences severance benefits under Section 12.1 below and subsequently becomes eligible for severance under this Section 11.1 upon the occurrence of a Change-in-Control within one-hundred eighty (180) days following her termination, Executive’s unpaid severance benefits shall be adjusted as provided under this Section 11.1 and any remaining unpaid benefits shall be paid in a lump sum no later than sixty (60) days following the Change-in-Control.

Executive shall be entitled to the severance pay and benefits set forth in this Section 11.1 only if she remains in compliance with Articles 6, 7 and 8 of this Agreement and first executes, returns, does not rescind and complies with a release of claims agreement in favor of the Corporation in a form substantially similar to the document attached hereto as Exhibit C.

ARTICLE 12 - TERMINATION

12.1    Termination Without Cause or With Good Reason. Notwithstanding anything herein to the contrary, the Company may terminate the employment of Executive at any time without Cause by written notice of termination of employment to Executive. Further, the Executive may terminate her employment at any time with Good Reason.

(a)    Severance Amounts. In the event that the Company terminates the employment of Executive without Cause or the Executive resigns her employment with the Company with Good Reason, Executive shall receive:

(i)    subject to the terms of subsection 12.1(b) below, severance payments according to the following schedule:

(1)    An amount equal to 100% of Executive’s highest annual salary at any time during the 12 month period preceding the termination;

(2)    Payment of any annual incentive bonus otherwise payable (but for the cessation of Executive’s employment) with respect to a performance period ended prior to the cessation of Executive’s employment with such payment made no later than one-hundred twenty (120) days after the close of the fiscal year to which the payment relates; and

(3)    Payment of a pro-rata annual incentive bonus for the performance period in which the termination occurs, determined and paid in the same manner and at the same time as Executive’s annual incentive bonus would otherwise have been determined and paid for the applicable performance period, but for the cessation of Executive’s employment. Such incentive bonus will be prorated based on the number of days of the applicable performance period transpired prior to the date of termination

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relative to the total number of days contained in the applicable performance period.

(ii)    provided that Executive is then-eligible for and timely elects COBRA coverage, payment of a cash amount equivalent to Executive’s COBRA medical and dental premiums for a period of eighteen (18) months; based upon the amount of her then current COBRA medical and dental payments as of the date of termination such payment to be made no later than ninety (90) days after Executive’s last day of employment; and

(iii)    any other compensation and benefits owed at termination of employment pursuant to Article 4.

(b)    Severance Payment Schedule. Except as provided above, severance pay due to Executive under this Section 12.1 will be made over time in accordance with the Company’s regular payroll schedule after expiration of any applicable rescission periods, subject to the application of Code Section 409A as set forth in clause (d) below. Executive shall be entitled to the severance pay and benefits set forth in this Section 12.1 only if she remains in compliance with Articles 6, 7 and 8 of this Agreement and first executes, returns, does not rescind and complies with a release of claims agreement in favor of the Corporation in a form substantially similar to Exhibit C.

(c)    Cessation of Compensation or Benefits. Except as provided in Article 11 and this Section 12.1, all compensation and benefits, provided to Executive under this Agreement shall immediately cease upon her termination, subject to applicable employment laws and regulations and the terms of any agreements with respect to such compensation or benefits.

(d)    Application of Code Section 409A. It is intended that any payment or benefit that is provided pursuant to or in connection with this Agreement that is considered to be deferred compensation subject to Code Section 409A shall be paid and provided in a manner, and at such time and form, as complies with the applicable requirements of Code Section 409A to avoid the unfavorable tax consequences provided therein for non-compliance. It is further intended that the payments hereunder shall, to the maximum extent permissible under Code Section 409A, be exempt from Code Section 409A under either (i) the exception for involuntary separation pay, to the extent that all payments are payable within the limitations described in Treasury Regulation Section 1.409A-1(b)(9), or (ii) the short-term deferral exception described in Treasury Regulation Section 1.409A-1(b)(4), to the extent that all payments are payable no later than two and one-half (2.5) months after the end of the first taxable year in which the right to the payment is no longer subject to a substantial risk of forfeiture. In addition, the following shall apply:

(i)    If Executive is a “specified employee” for purposes of Code Section 409A, any payments to be made or benefits to be delivered in connection with Executive’s separation from service (as defined below) that constitute deferred compensation subject to Code Section 409A shall not be made until the earlier of (i) the Executive’s death or (ii) six (6) months plus one (1) day after Executive’s separation from service (the “409A Deferral Period”) as required by Code Section 409A. Payments of any such deferred compensation otherwise due to be made in installments or periodically during the 409A Deferral Period shall be accumulated and

KJ - Employment Agreement (February 1, 2018)	11

paid in a lump sum as soon as the 409A Deferral Period ends, and the balance of the payment shall be made as otherwise scheduled.

(ii)    For purposes of this Agreement, all rights to payments and benefits hereunder shall be treated as rights to receive a series of separate payments and benefits to the fullest extent allowed by Code Section 409A.

(iii)    For purposes of this Agreement, with respect to the timing of any amounts that constitute deferred compensation subject to Code Section 409A that depends on termination of employment or separation from employment, or a similar term shall mean a “separation from service” or “involuntary separation from service” within the meaning of Code Section 409A. In addition, to the extent that a Change in Control would affect the time or form of any amounts that constitute deferred compensation subject to Code Section 409A, if such Change in Control would not satisfy the Code Section 409A regulatory requirements for a “change in ownership,” change in effective control,” or “change in ownership of a substantial portion of assets” in Treasury regulations promulgated pursuant to Code Section 409A, such definition of Change in Control shall be construed and applied in a manner consistent with such regulatory definition.

(e)    Application of Section 11 for a Change of Control. Notwithstanding anything herein to the contrary, this Section 12.1 shall not apply if Executive’s employment is terminated by the Company or its successor without Cause, or Executive resigns her employment for Good Reason, within one-hundred and eighty (180) days prior to or upon or within twelve (12) months following a Change in Control. In such case, Article 11 of this Agreement shall control.

12.2    For Cause or Without Good Reason Termination. The Company may terminate Executive’s employment at any time for Cause, and Executive may resign her employment without Good Reason. All compensation and benefits provided to Executive under this Agreement shall immediately cease upon her termination or resignation under this Section 12.2 (including, but not limited to, bonus eligibility), subject to applicable employment laws and regulations; provided that, Executive shall receive any compensation and benefits owed at termination of employment pursuant to Article 4 of this Agreement.

12.3    Termination Upon Death or Disability. This Agreement will terminate upon Executive’s death or upon Executive’s disability that prevents her from performing her essential job functions under this Agreement, with or without reasonable accommodation, for a continuous period of ninety (90) calendar days or for periods aggregating one-hundred eighty (180) calendar days in any eighteen (18) month period. At such time all compensation and benefits provided to Executive under this Agreement shall immediately cease upon such termination, subject to applicable employment laws and regulations, and if termination is due to death or disability, Executive or her estate will be entitled to receive any other compensation and benefits owed at termination of employment pursuant to Article 4.

12.4    Board Resignations. Upon termination of Executive’s employment with the Company, for any reason, Executive agrees to resign immediately from the Board and from all Affiliate boards of directors on which she is then currently serving and as an officer of such Affiliates, and agrees to execute such documents as are necessary or appropriate, in the Company’s judgment, to effect such resignations.

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ARTICLE 13 – TAXES

13.1    Limitation on Parachute Payments. In the event that the payment and other benefits provided for in this Agreement or otherwise payable to Executive (i) constitute "parachute payments" within the meaning of Section 280G of the Code and (ii) but for this Section, would be subject to the excise tax imposed by Section 4999 of the Code, then Executive's payments and benefits will be either:
(i)    delivered in full, or
(ii)    delivered as to such lesser extent which would result in no portion of such severance benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by Executive on an after-tax basis, of the greatest amount of severance benefits, notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code.
If a reduction in severance and other payments and benefits constituting "parachute payments" is necessary so that benefits are delivered to a lesser extent, reduction will occur in the following order: (i) reduction of cash payments; (ii) cancellation of awards granted "contingent on a change in ownership or control" (within the meaning of Code Section 280G), (iii) cancellation of accelerated vesting of equity awards, and (iv) reduction of employee benefits. Within any such category of payments and benefits (that is, (i), (ii), (iii) or (iv)), a reduction shall occur first with respect to amounts that are not Deferred Payments and then with respect to amounts that are. In the event that acceleration of vesting of equity award compensation is to be reduced, such acceleration of vesting will be cancelled in the reverse order of the date of grant of Executive's equity awards.
Any determination required under this Section will be made in writing by the Company’s independent public accountants engaged by the Company for general audit purposes immediately prior to the Change in Control (the "Accountants"), whose good faith determination will be conclusive and binding upon Executive and the Company for all purposes. If the independent registered public accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, or if such firm otherwise cannot perform the calculations, the Company shall appoint a nationally recognized independent registered public accounting firm to make the determinations required hereunder. For purposes of making the calculations required by this Section, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Executive will furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company will bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this section.
ARTICLE 14 - INDEMNIFICATION

14.1    Indemnification Protection. Executive as a director, officer, agent, and employee of the Company, shall be entitled to all the protection from liability and all the rights to indemnification provided by Delaware law and any other applicable state or federal law, whether statutory or common law, to current and former directors, officers, agents, or employees of the Company, and shall be entitled to protection from liability and to indemnification afforded by applicable Company by-laws, resolutions, and/or insurance for current and former directors, officers, agents and/or employees. Effective as of the

KJ - Employment Agreement (February 1, 2018)	13

Commencement Date, the Company and Executive shall enter into an indemnification agreement in the form of Exhibit D.

ARTICLE 15 - ASSIGNMENT

15.1    Company Right to Assign. Executive consents to and the Company shall have the right to assign this Agreement to its successors or assigns. Additionally, Executive consents to and the Company shall have the right to assign this Agreement to any subsidiary, and all covenants or agreements hereunder shall inure to the benefit of and be enforceable by or against its successors or assigns. The terms “successors” and “assigns” shall include any corporation which buys all or substantially all of the Company’s assets, or of a controlling portion of its stock, or with which it merges or consolidates.

15.2    Rights of Executive’s Successors. This Agreement inures to the benefit of Executive’s legal representative, executor, administrator, or heirs. In the event of Executive’s death prior to payment of any amounts earned and due under this Agreement to Executive (excluding any severance payments and COBRA related payments under Articles 11 or 12 of this Agreement), such payments shall be made to Executive’s spouse, if any, or if she is not survived by a spouse, then to her estate.

ARTICLE 16 - MEDIATION; GOVERNING LAW AND VENUE

16.1    Mediation. If Executive is terminated for Cause and Executive disagrees with that determination, or Executive resigns her employment for Good Reason and the Board disagrees with that determination, then, within ten (10) calendar days of such termination the disagreeing party by written notice to the other party may request that both parties participate in mediation in an effort to resolve the disagreement by submitting to the other party and to JAMS (c/o its Minneapolis office or, if none, its Chicago office) (the “Mediation Facilitator”) a written request for mediation (the “Mediation Request”). The parties will cooperate with the Mediation Facilitator and with one another in selecting a mediator from the Mediation Facilitator’s panel of neutrals, and in scheduling the mediation proceedings in the Minneapolis, Minnesota area. In the event the parties are unable to select a mediator within ten (10) days of the date of the Mediation Request, the Mediation Facilitator shall appoint the mediator and the mediation shall be held as soon as practical but no later than twenty-one (21) days after a mediator has been selected or appointed. The Company covenants that it will participate in the mediation in good faith through representation by an appropriate member of its executive management and/or the Board, and Executive covenants that she will personally participate in the mediation in good faith. The Parties will share equally the costs of the mediation process, including all fees and expenses of the mediation, but each party shall be responsible for its or her expenses of participating in the mediation. In the event the parties are unable to resolve the dispute through mediation within five (5) business days following the mediation date, then either party shall be entitled to pursue its or her remedies at law.

16.2    Governing Law. The parties acknowledge that the Company’s principal place of business is located in the State of Minnesota. The parties hereby agree that this Agreement shall be construed in accordance with the internal laws of the State of Minnesota without regard to the conflict of laws thereof; provided that, both parties understand and agree that the statutory and common law of the State of Delaware shall govern all matters regarding Executive’s performance of its fiduciary duties and indemnification (and reimbursement of related expenses) of Executive.

KJ - Employment Agreement (February 1, 2018)	14

16.3    Venue. The parties agree that the exclusive venue for any litigation commenced by the Company, or the Executive relating to this Agreement or Executive’s employment shall be the state courts located in Hennepin County, Minnesota and the United States District Court, District of Minnesota in Hennepin County, Minnesota. The parties waive any rights to object to venue as set forth herein, including any argument of inconvenience for any reason.

16.4    Prevailing Party. If either Party (i) brings any action or proceeding to enforce any provision of this Agreement or to obtain damages as a result of a breach of this Agreement or to enjoin any breach of this Agreement and (ii) prevails in such action or proceeding, then the non-prevailing Party will, in addition to any other rights and remedies available to such Party, reimburse the prevailing Party for any and all reasonable costs and expenses (including reasonable attorneys' fees) incurred by the prevailing Party in connection with such action or proceeding.

ARTICLE 17 - CERTAIN UNDERSTANDINGS

17.1    Executive’s Review. Executive hereby acknowledges that (a) the Company informed her, prior to her accepting employment with the Company under the terms and conditions set forth in this Agreement, that the restrictive covenants contained in Articles 6, 7 and 8 of this Agreement would be required as part of the terms and conditions of her employment with the Company under this Agreement; (b) her employment with the Company under this Agreement constitutes good and valuable consideration in exchange for the restrictive covenants contained in Articles 6, 7 and 8 of this Agreement; (c) she has carefully considered the restrictions contained in this Agreement and determined that they are fair and reasonable, and necessary to protect the Company’s legitimate business interests; and (d) the restrictions in this Agreement will not unduly restrict Executive in securing other employment or earning a livelihood in the event of her termination from the Company.

17.2    Notification of Third Parties. By signing below, Executive authorizes the Company to notify third parties (including, but not limited, Executive’s actual or potential future employers) of Articles 6, 7 and 8 of this Agreement, and those provisions necessary for the enforcement of Articles 6, 7 and 8 of this Agreement, and Executive’s responsibilities thereunder.

17.3    No Restrictions. Executive represents and warrants that she is not subject to any contract or other obligation that would limit her ability in any way to perform her duties under this Agreement.

17.4    Executive Nondisclosure. If Executive possesses any information that she knows or should know is considered by any third party, such as a former employer of Executive’s, to be confidential, trade secret, or otherwise proprietary, Executive shall not disclose such information to the Corporation or use such information to benefit the Corporation in any way.

ARTICLE 18 - MISCELLANEOUS

18.1    Entire Agreement. The Company and Executive acknowledge that this Agreement contains the full and complete agreement between and among the parties, that there are no oral or implied agreements or other modifications not specifically set forth herein, and that this Agreement supersedes any prior agreements or understandings, if any, between the Company and Executive, whether written or oral.

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18.2    Amendments. The parties agree that no amendments of this Agreement may be made except by means of a written agreement or memorandum signed by each of the parties and approved by the Board or its Compensation Committee. Notwithstanding anything in this Agreement to the contrary, the Company expressly reserves the right to amend this Agreement without Executive’s consent to the extent necessary to comply with Code Section 409A, as it may be amended from time to time, and the regulations, notices and other guidance of general applicability issued thereunder.

18.3    Waiver. A Party’s failure to demand strict performance and compliance with any part of this Agreement during Executive’s employment or thereafter shall not be deemed to be a waiver of such party’s rights under this Agreement or by operation of law. Any waiver by either party of a breach of any provision of this Agreement shall not operate as or be construed as a waiver of any subsequent breach thereof.

18.4    Survival. The parties agree that Sections 3.3 – 3.5, Articles 6-8, 10-13, and 15- 18 of this Agreement, and those provisions necessary for the enforcement of such Articles, shall survive termination of this Agreement and termination of Executive’s employment for any reason. For the avoidance of doubt, the parties specifically agree that, in the event that the Company delivers a timely written notice of non-renewal of this Agreement pursuant to Section 2.1, all of the terms of Section 12.1 (relating to severance payments in various scenarios and to execution of a release, compliance with certain covenants, cessation of benefits and certain other matters) shall continue to apply after such termination of this Agreement. The parties further agree that both parties shall retain the right to enforce any rights or claims for breach of this Agreement during its term or for breach of any provisions required to be performed by the Executive or the Company or its successor(s) after its term and such rights shall survive termination of this Agreement and termination of Executive’s employment for any reason.

18.5    Notices. All notices, requests, demands, and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, when delivered by an express delivery service or courier service to the address listed below, or three (3) business days after it is mailed, certified, return receipt requested, postage prepaid:

If to Executive, addressed to:

Keri L. Jones
3738 W. Calhoun Parkway
Minneapolis, MN, 55410

With a copy to:

Thomas A. Hickey, Esq.
Gunster, Yoakley & Stewart, P.A.
777 S. Flagler Drive, Suite 500 E
West Palm Beach, FL 33401

If to the Company, addressed to:

Christopher & Banks Corporation
2400 Xenium Lane North

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Plymouth, MN 55441
Attn: Chair of Board
With a copy (to the same address) to: General Counsel

Any party hereto may, from time to time, by written notice to the other party, designate a different address, or in the case of the Company, a different notice party, which shall be substituted for the one specified above for such party.

18.6    Reimbursement of Fees. Promptly upon receipt from Executive of a duly issued invoice of such expenses, the Company will reimburse Executive for reasonable legal expenses and costs incurred with respect to the negotiation, preparation and execution of this Agreement (and any agreements referenced herein), in an amount not to exceed Fifteen Thousand Dollars ($15,000).

18.7    Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original and all of which, when taken together, constitute one and the same document. The signature of any party to any counterpart (including signatures transmitted by facsimile or pdf) shall be deemed a signature to, and may be appended to, any other counterpart.

ARTICLE 19 - OFFSET OF SEVERANCE

19.1    In the event of termination of the Executive’s employment under circumstances otherwise entitling the Executive to severance pursuant to Article 12 of this Agreement, and notwithstanding the provisions of Article 12 of this Agreement, the Company’s obligations to make the cash severance payments described in Section 12.1 of this Agreement shall be reduced by any cash compensation received by the Executive from other employment during the period of time during which severance is paid, and, in this regard, the Executive shall notify the Company in writing of her acceptance of such other employment within five (5) days after her accepting such other employment.

[REMAINDER OF PAGE INTENTIONALLY OMITTED; SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the Company has hereunto signed its name and Executive hereunder has signed her name, all as of the day and year first above written.

/s/ Keri L. Jones
Keri L. Jones

CHRISTOPHER & BANKS CORPORATION

By:	/s/ Kent Kleeberger
Kent Kleeberger
Chairman of the Board

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Exhibit A

STOCK OPTION AGREEMENT

(Non-Qualified Stock Option)

Name of Employee:	Keri L. Jones

Date of Grant:	[_________] [___], 2018

Number of Shares:	500,000

Exercise Price Per Share:	$[___]

THIS STOCK OPTION AGREEMENT (this “Agreement”) is made effective after the close of business on the [___] day of [________], 2018, between Christopher & Banks Corporation, a Delaware corporation (the “Company”), and Keri L. Jones, the newly elected Chief Executive Officer of the Company (“Employee”), to record the granting of an employment inducement award authorized by the Company’s Board of Directors (the “Board”) pursuant to the New York Stock Exchange Listed Company Manual Rule 303A.08 (the “Board Authorization”).

1.    Grant of Option. In accordance with the Board Authorization, the Company hereby grants to Employee, effective as of the date of grant listed above and subject to the terms and conditions of this Agreement, a non-qualified option to purchase from the Company an aggregate of 500,000 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), at the purchase price of $[___] per share (the “Option”), such Option to be exercisable as hereinafter provided.

2.    Expiration Date. This Option shall expire on [__________], 2028, the 10-year anniversary of the date of grant (the “Expiration Date”), unless earlier terminated, in whole or in part, as hereinafter set forth.

3.    Vesting of Option. Subject to Section 8 hereof, this Option shall vest and become exercisable as follows:

Number of Shares to Which Option First Becomes Exercisable	Cumulative Number	Date on Which Becomes Exercisable
13,889	13,889	1st month anniversary
13,889	27,778	2nd month anniversary
13,889	41,667	3rd month anniversary
13,889	55,556	4th month anniversary
13,889	69,445	5th month anniversary

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13,889	83,334	6th month anniversary
13,889	97,223	7th month anniversary
13,889	111,112	8th month anniversary
13,889	125,001	9th month anniversary
13,889	138,890	10th month anniversary
13,889	152,779	11th month anniversary
13,889	166,668	12th month anniversary
13,889	180,557	13th month anniversary
13,889	194,446	14th month anniversary
13,889	208,335	15th month anniversary
13,889	222,224	16th month anniversary
13,889	236,113	17th month anniversary
13,889	250,002	18th month anniversary
13,889	263,891	19th month anniversary
13,889	277,780	20th month anniversary
13,889	291,669	21st month anniversary
13,889	305,558	22nd month anniversary
13,889	319,447	23rd month anniversary
13,889	333,336	24th month anniversary
13,889	347,225	25th month anniversary
13,889	361,114	26th month anniversary
13,889	375,003	27th month anniversary
13,889	388,892	28th month anniversary
13,889	402,781	29th month anniversary
13,889	416,670	30th month anniversary
13,889	430,559	31st month anniversary
13,889	444,448	32nd month anniversary
13,888	458,336	33rd month anniversary
13,888	472,224	34th month anniversary
13,888	486,112	35th month anniversary
13,888	500,000	36th month anniversary

This Option may be partially exercised from time-to-time. This Option may not be exercised after the Expiration Date. Notwithstanding the foregoing, this Option shall not be exercisable for a fractional share of Common Stock. Any exercise of this Option shall be made in writing, using such form as is approved by the Company, and duly executed and delivered by Employee (or her legal representative, heir or designee) to the Company, and specifying the number of shares as to which the Option is being exercised.

Notwithstanding the vesting schedule set forth above in this Section 3, in connection with a “Change-in-Control” (as defined below), this option, to the extent it shall not otherwise have become vested and exercisable, shall automatically become fully and immediately vested and exercisable upon the consummation of the Change-in-Control (or immediately prior to the

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consummation of such Change-in-Control, provided that the consummation subsequently occurs).

4.    Payment of Option Exercise Price. On the date of any exercise of this Option, the purchase price of the shares as to which this Option is being exercised shall be due and payable by Employee (or her legal representative, heir or designee) and shall be made (i) in cash or by cash equivalent acceptable to the Compensation Committee of the Board (the “Committee”); (ii) by delivery of shares of Common Stock held by Employee for more than six (6) months (or such other period as the Committee may deem appropriate, for accounting purposes or otherwise), any such shares so delivered to be deemed to have a value per share equal to the Fair Market Value (as such term is defined in Section 9(d)) of the shares on such date; (iii) through an open-market, broker-assisted sales transaction pursuant to which the Company is promptly delivered the amount of proceeds necessary to satisfy the exercise price; or (iv) if approved by the Committee, by a combination of the methods described above.

5.    Option Nontransferable. This Option is not transferable otherwise than by will or the laws of descent or distribution and, during Employee’s lifetime, is exercisable only by Employee or her guardian or legal representative.

6.    Rights as a Stockholder. Employee shall have no rights as a stockholder with respect to any of the shares covered by this Option until the date of issuance to Employee of a stock certificate or other evidence of the issuance for such shares, and no adjustment shall be made for any dividends or other rights if the record date of such dividends or other rights is prior to the date such stock certificate or other evidence of the issuance for such shares is issued.

7.    General Restrictions. Employee understands that the shares underlying the Option have not been registered with the Securities and Exchange Commission or listed with the New York Stock Exchange (“NYSE”). The Company will endeavor to list the shares subject to the Option with the NYSE but shall not be obligated to issue shares of Common Stock covered by this Option if counsel to the Company determines that such issuance would violate any law or regulation of any governmental authority or any agreement between the Company and the NYSE or any other national securities exchange upon which the Common Stock is quoted or listed. In connection with any issuance or transfer, the person acquiring the shares shall, if requested by the Company, give assurances satisfactory to counsel to the Company regarding such matters as the Company may deem desirable to assure compliance with all legal requirements. This Option shall be subject to the requirement that if, at any time, the Committee shall determine, in its discretion, that the listing, registration or qualification of the shares subject to this Option on the NYSE, any securities exchange or under any state or federal law, or that the consent or approval of any government regulatory body, is necessary or desirable as a condition of, or in connection with, this Option or the issue or purchase of shares under this Option, this Option shall be subject to the condition that such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee.

8.    Termination of Employment.

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(a)    This Option shall terminate immediately upon the termination of Employee’s employment by the Company or any subsidiary for Cause.

(b)    If Employee’s employment is terminated by the Company other than for Cause or Employee resigns for Good Reason, on or before the one-year anniversary of the date of grant then an additional 83,334 shares shall vest in that event.

(c)    If Employee’s employment is terminated by Employee for Good Reason or by the Company for any reason other than Cause, Disability or death, this Option may be exercised by Employee or her legal representative, heir or devisee, as appropriate, to the extent vested, for the lesser of (i) ninety (90) days following Employee’s termination date and (ii) until the Expiration Date.

(d)    If Employee’s employment is terminated due to Employee’s Disability or death, this Option may be exercised by Employee or her legal representative, heir or devisee, as appropriate, for the lesser of (i) one year following Employee’s termination date and (ii) until the Expiration Date.

(e)    Notwithstanding anything to the contrary in clauses (b) or (c) of this Section 8, subject to Section 15, the Company may terminate and cancel this Option during the post-termination exercise period referred to in the preceding sentence if the Company’s Board of Directors or the Committee has determined that Employee has, before or after the termination of employment, materially breached the terms of any agreement between Employee and the Company, including any employment, confidentiality, or nonsolicit agreement, violated in a material way any Company policy or engaged in any other act that can be reasonably expected to cause substantial economic or reputational injury to the Company, such determination defined as the “Exercise Termination Determination.”

(f)    This Option (or any portion thereof) which is not exercisable on the date of termination of Employee’s employment shall not be exercisable thereafter.

(g)    Nothing contained in this Section 8 shall be interpreted or have the effect of extending the period during which this Option may be exercised beyond the Expiration Date provided in this Agreement or established by law or regulation. Death of Employee subsequent to her employment termination shall not extend such period.

9.    Definitions.

(a)    “Cause” shall mean as defined in the Employment Agreement effective as of [______] [___], 2018 between Employee and the Company.

(b)    “Change-in-Control” shall mean as defined in the Employment Agreement effective as of [______] [___], 2018 between Employee and the Company.

(c)    “Disability” shall mean any physical or mental condition which would

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qualify Employee for a disability benefit under any long-term disability plan then maintained by the Company or the employing subsidiary.

(d)    “Fair Market Value” with respect to one share of Common Stock as of any date shall mean (i) if the Common Stock is listed on the New York Stock Exchange or any other established stock exchange, the price of one share of Common Stock at the close of the regular trading session of such market or exchange on such date, as reported by The Wall Street Journal or a comparable reporting service, or, if no sale of shares of Common Stock shall have occurred on such date, on the next preceding date on which there was a sale of shares of Common Stock; (ii) if the Common Stock is not so listed on the New York Stock Exchange or any other established stock exchange, the average of the closing “bid” and “asked” prices quoted by the OTC Bulletin Board, the National Quotation Bureau, or any comparable reporting service on such date or, if there are no quoted “bid” and “asked” prices on such date, on the next preceding date for which there are such quotes for a share of Common Stock; or (iii) if the Common Stock is not publicly traded as of such date, the per share value of a share of Common Stock, as determined by the Board, or any duly authorized Committee of the Board, in its sole discretion, by applying principles of valuation with respect thereto.

(e)    “Good Reason” shall mean as defined in the Employment Agreement effective as of [______] [___], 2018 between Employee and the Company.

(f)    “Good Reason Process” shall mean as defined in the Employment Agreement effective as of [______] [___], 2018 between Employee and the Company.

10.    Adjustment of Shares.

(a)    In the event there is any recapitalization in the form of a stock dividend, distribution, split, subdivision or combination of shares of Common Stock of the Company, resulting in an increase or decrease in the number of shares of Common Stock outstanding, the number of shares of Common Stock covered by this Option and the exercise price per share under this Option shall be increased or decreased proportionately, as the case may be, without change in the aggregate exercise price.

(b)    If, pursuant to any reorganization, sale or exchange of assets, consolidation or merger, outstanding Common Stock of the Company is or would be exchanged for other securities of the Company or of another corporation which is a party to such transaction, or for property, this Option shall apply to the securities or property into which the Common Stock covered hereby would have been changed or for which such Common Stock would have been exchanged had such Common Stock been outstanding at the time.

11.    Income Tax Matters. In order to comply with all applicable federal, state or local income tax laws or regulations, the Company may take such action as it deems appropriate to ensure that all applicable federal, state or local payroll, withholding, income or other taxes, which are the sole and absolute responsibility of Employee, are withheld or collected from Employee. In

    5

accordance with such rules as may be adopted by the Committee, Employee may elect to satisfy Employee’s tax withholding obligations arising from the exercise of the Option by (i) delivering cash, a check (bank check, certified check or personal check) or a money order payable to the Company on or before the Option exercise date, (ii) having the Company withhold a portion of the shares of Common Stock otherwise to be delivered upon exercise of the Option having a Fair Market Value equal to the amount of such taxes, (iii) delivering to the Company on or before the Option exercise date shares of Common Stock held by Employee for more than six (6) months (or such other period as the Committee may deem appropriate for accounting purposes or otherwise) having a Fair Market Value equal to the amount of such taxes, or (iv) if approved by the Committee, a combination of the methods described above. If the number of shares of Common Stock to be delivered to Employee is not a whole number, then the number of shares of Common Stock shall be rounded down to the nearest whole number. Employee’s election regarding satisfaction of withholding obligations is to be made on or before the Option exercise date.

12.    Employment Relationship. Nothing in this Agreement shall be construed as constituting a commitment, guaranty, agreement, or understanding of any kind or nature that the Company or its subsidiaries shall continue to employ Employee, and this Agreement shall not affect in any way the right of the Company or any of its subsidiaries to terminate the employment of Employee. For purposes of this Agreement, Employee shall be considered to be in the employment of the Company as long as Employee remains an employee of the Company, any successor corporation or a parent or subsidiary corporation of the Company or any successor corporation. Any question as to whether and when there has been a termination of such employment, and the cause of such termination, shall be determined by the Committee, or its delegate, as appropriate, and, subject to the provisions of Section 15, its determination shall be final (the “Termination Determination”).

13.    Binding Effect. This Agreement shall be binding upon and inure to the benefit of any successors to the Company and all lawful successors to Employee.

14.    Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without reference to the principles of conflicts of laws.

15.    Mediation. If the Board or the Committee makes an Exercise Termination Determination or a Termination Determination, then the Company shall provide written notice thereof to Employee (the “Termination Notice”). If Employee disagrees with the determination referred to in the Termination Notice, then Employee may request that the Company participate in mediation in an effort to resolve the disagreement. Employee shall make such request by submitting to the Company (Attention: General Counsel) and to JAMS (c/o its Minneapolis office or, if none, its Chicago office) (the “Mediation Facilitator”), within ten (10) calendar days of the date of the Termination Notice, a written request for mediation (the “Mediation Request”). The parties will cooperate with the Mediation Facilitator and with one another in selecting a mediator from the Mediation Facilitator’s panel of neutrals, and in scheduling the mediation proceedings in the Minneapolis, Minnesota area. In the event that the parties are unable to select a mediator within ten (10) calendar days of the date of the Mediation Request, the Mediation Facilitator shall appoint the mediator and the mediation shall be held as soon as practicable thereafter, but no later than

    6

twenty-one (21) calendar days after a mediator has been selected or appointed. The Company covenants that it will participate in the mediation in good faith through representation by an appropriate member of its executive management and Employee covenants that she will personally participate in the mediation in good faith. The parties will share equally the costs of the mediation process, including all fees and expenses of the mediator, but shall each be responsible for its or her own expenses of participating in the mediation. In the event the parties are unable to resolve the dispute through mediation, then the Exercise Termination Determination and/or the Termination Determination shall be final and binding.

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IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by an officer thereunto duly authorized, and Employee has executed this Agreement, all effective as of the date first above written.

CHRISTOPHER & BANKS CORPORATION

By:
Luke R. Komarek

Title:	Senior Vice President & General Counsel

EMPLOYEE

Signed:
Keri L. Jones

    8

Exhibit B

TIME-BASED RESTRICTED STOCK AGREEMENT

THIS TIME-BASED RESTRICTED STOCK AGREEMENT (this “Agreement”) is made effective as of the [___] day of [____], 2018 (the “Effective Date”), between Christopher & Banks Corporation, a Delaware corporation (the “Company”), and Keri L. Jones (“Employee”) to record the granting of an employment inducement award authorized by the Company’s Board of Directors (the “Board”) pursuant to the New York Stock Exchange Listed Company Manual Rule 303A.08 (the “Board Authorization”).

1.    Award.

(a)    Shares. In accordance with the Board Authorization, the Company hereby grants, as of the Effective Date, 250,000 shares (the “Restricted Shares”) of the Company’s common stock, par value $0.01 per share (“Common Stock”), as hereinafter provided, in Employee’s name, subject to certain restrictions thereon.

(b)    Issuance of Restricted Shares. The Restricted Shares shall be issued to Employee in book-entry form, with appropriate legends regarding the Forfeiture Restrictions (as defined in Section 2 (a)), effective as of the Effective Date, upon execution hereof by Employee and upon satisfaction of the conditions of this Agreement.

2.    Restrictions. Employee hereby accepts the Restricted Shares when issued and agrees with respect thereto as follows:

(a)    Forfeiture Restrictions. The Restricted Shares may not be sold, assigned, pledged, exchanged, hypothecated or otherwise transferred, encumbered or disposed of to the extent then subject to the Forfeiture Restrictions (as hereinafter defined). Except as provided in subsection (b) of this Section 2, in the event of termination of Employee’s employment with the Company or employing subsidiary for any reason, Employee shall, for no consideration, immediately forfeit to the Company all Restricted Shares to the extent then subject to the Forfeiture Restrictions (as hereinafter defined). The prohibition against transfer and the obligation to forfeit and surrender Restricted Shares to the Company upon termination of employment are herein referred to as the “Forfeiture Restrictions”. The Forfeiture Restrictions shall be binding upon and enforceable against any transferee of Restricted Shares.

(b)    Lapse of Forfeiture Restrictions. The Forfeiture Restrictions shall lapse as to the Restricted Shares in accordance with the following schedule, provided that Employee has been continuously employed by the Company (or any subsidiary of the Company) from the date of this Agreement through the lapse date:

Lapse Date or Dates	Number of Restricted Shares as to Which Forfeiture Restrictions Lapse on Such Dates
1st month anniversary	6,945
2nd month anniversary	6,945
3rd month anniversary	6,945

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4th month anniversary	6,945
5th month anniversary	6,945
6th month anniversary	6,945
7th month anniversary	6,945
8th month anniversary	6,945
9th month anniversary	6,945
10th month anniversary	6,945
11th month anniversary	6,945
12th month anniversary	6,945
13th month anniversary	6,945
14th month anniversary	6,945
15th month anniversary	6,945
16th month anniversary	6,945
17th month anniversary	6,944
18th month anniversary	6,944
19th month anniversary	6,944
20th month anniversary	6,944
21st month anniversary	6,944
22nd month anniversary	6,944
23rd month anniversary	6,944
24th month anniversary	6,944
25th month anniversary	6,944
26th month anniversary	6,944
27th month anniversary	6,944
28th month anniversary	6,944
29th month anniversary	6,944
30th month anniversary	6,944
31st month anniversary	6,944
32nd month anniversary	6,944
33rd month anniversary	6,944
34th month anniversary	6,944
35th month anniversary	6,944
36th month anniversary	6,944

Notwithstanding the foregoing, the Forfeiture Restrictions shall lapse as to all of the Restricted Shares on the earlier of (i) the occurrence of a Change-in-Control, as defined below (with such Forfeiture Restrictions lapsing immediately prior to the consummation of the Change-in-Control (as defined below), provided that the consummation subsequently occurs), or (ii) the date Employee’s employment with the Company is terminated by reason of death or Disability (as defined below). If Employee’s employment is terminated by the Company without Cause (as defined below) or Employee resigns for Good Reason (as defined below), on or before the one-year anniversary of the Effective Date then an additional 41,670 shares shall vest in that event. The Company’s Compensation Committee (the “Committee”) may, in the Committee’s sole discretion, approve the lapse of Forfeiture Restrictions as to any or all Restricted Shares still subject to such restrictions, such lapse to be effective on the later of the date of such approval or the date specified in the approval.

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In the event Employee is terminated for Cause prior to the lapsing of the Forfeiture Restrictions, the Restricted Shares shall be immediately forfeited.

Upon the lapse of the Forfeiture Restrictions without forfeiture, and following payment of the applicable withholding taxes pursuant to Section 3 hereof, the Company shall cause the restrictions and/or legend described above to be removed from the shares upon which Forfeiture Restrictions lapsed (less any shares withheld to pay taxes), and shall cause to be delivered such shares to Employee, by book-entry registration.

Notwithstanding any other provisions of this Agreement, the delivery of any shares of Common Stock (whether subject to restrictions or unrestricted) may be postponed for such period as may be required to comply with applicable requirements of any national securities exchange or any requirements under any law. The Company shall not be obligated to deliver any shares of Common Stock if the delivery thereof shall constitute a violation of any provision of any law or of any regulation of any governmental authority or any national securities exchange.

Employee shall not be entitled to vote the Restricted Shares prior to vesting. Subject to the following sentence, the Company shall accrue, for the benefit of Employee, all dividends paid on shares of Common Stock with respect to the shares of Restricted Stock, which accrued amount will be paid to Employee on the date that Forfeiture Restrictions lapse with respect to the shares of Common Stock, if any, that vest pursuant to this Agreement. All dividends accumulated with respect to forfeited Restricted Shares shall be irrevocably forfeited.

3.    Income Tax Matters. In order to comply with all applicable federal, state or local income tax laws or regulations, the Company may take such action as it deems appropriate to ensure that all applicable federal, state or local payroll, withholding, income or other taxes, which are the sole and absolute responsibility of Employee, are withheld or collected from Employee. In accordance with such rules as may be adopted by the Committee, Employee may elect to satisfy Employee’s tax withholding obligations arising from the receipt of, or the lapse of Forfeiture Restrictions relating to, the Restricted Shares, by (i) delivering cash, a check (bank check, certified check or personal check) or a money order payable to the Company, (ii) having the Company withhold a portion of the Restricted Shares otherwise to be delivered having a Fair Market Value (as defined below) equal to the amount of such taxes, (iii) delivering to the Company shares of Common Stock held by Employee for more than six (6) months (or such period as the Committee may deem appropriate for accounting purposes or otherwise) having a Fair Market Value equal to the amount of such taxes, or (iv) if approved by the Committee, a combination of the methods described above. If the number of shares of Common Stock to be delivered to Employee is not a whole number, then the number of shares of Common Stock shall be rounded down to the nearest whole number. Employee’s election regarding satisfaction of withholding obligations is to be made on or before the date that the amount of tax to be withheld is determined.

4.    Employment Relationship. Nothing in this Agreement shall be construed as constituting a commitment, guaranty, agreement, or understanding of any kind or nature that the Company or its subsidiaries shall continue to employ Employee, and this Agreement shall not affect in any way the right of the Company or any of its subsidiaries to terminate the employment of the Employee. For purposes of this Agreement, Employee shall be considered to be in the employment of the Company as long as Employee remains an employee of the Company, any successor corporation or a parent or subsidiary corporation of the Company or any successor corporation. Any question as to whether and when there has been a

    3

termination of such employment, and the cause of such termination, shall be determined by the Committee, or its delegate, as appropriate, and, subject to the provisions of Section 7, its determination shall be final (the “Termination Determination”).

5.    Binding Effect. This Agreement shall be binding upon and inure to the benefit of any successors to the Company and all lawful successors to Employee.

6.    Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without reference to the principles of conflicts of laws.

7.    Mediation. If the Board or the Committee makes a Termination Determination, then the Company shall provide written notice thereof to Employee (the “Termination Notice”). If Employee disagrees with the determination referred to in the Termination Notice, then Employee may request that the Company participate in mediation in an effort to resolve the disagreement. Employee shall make such request by submitting to the Company (Attention: General Counsel) and to JAMS (c/o its Minneapolis office or, if none, its Chicago office) (the “Mediation Facilitator”), within ten (10) calendar days of the date of the Termination Notice, a written request for mediation (the “Mediation Request”). The parties will cooperate with the Mediation Facilitator and with one another in selecting a mediator from the Mediation Facilitator’s panel of neutrals, and in scheduling the mediation proceedings in the Minneapolis, Minnesota area. In the event that the parties are unable to select a mediator within ten (10) calendar days of the date of the Mediation Request, the Mediation Facilitator shall appoint the mediator and the mediation shall be held as soon as practicable thereafter, but no later than twenty-one (21) calendar days after a mediator has been selected or appointed. The Company covenants that it will participate in the mediation in good faith through representation by an appropriate member of its executive management and Employee covenants that she will personally participate in the mediation in good faith. The parties will share equally the costs of the mediation process, including all fees and expenses of the mediator, but shall each be responsible for its or her own expenses of participating in the mediation. In the event the parties are unable to resolve the dispute through mediation, then the Termination Determination shall be final and binding.

8.    Definitions.

(a)“Cause” shall mean as defined in the Employment Agreement effective as of [______] [___], 2018 between Employee and the Company.

(b)“Change-in-Control” shall mean as defined in the Employment Agreement effective as of [______] [___], 2018 between Employee and the Company.
(c) “Fair Market Value” with respect to one share of Common Stock as of any date shall mean (i) if the Common Stock is listed on the New York Stock Exchange or any other established stock exchange, the price of one share of Common Stock at the close of the regular trading session of such market or exchange on such date, as reported by The Wall Street Journal or a comparable reporting service, or, if no sale of shares of Common Stock shall have occurred on such date, on the next preceding date on which there was a sale of shares of Common Stock; (ii) if the Common Stock is not so listed on the New York Stock Exchange or any other established stock exchange, the average of the closing “bid” and “asked” prices quoted by the OTC Bulletin Board, the National Quotation Bureau, or any comparable reporting service on such date or, if there are no quoted “bid” and “asked” prices on such date, on the next preceding date for which there are such quotes for a share of Common Stock; or (iii) if the Common Stock is not

    4

publicly traded as of such date, the per share value of a share of Common Stock, as determined by the Board, or any duly authorized Committee of the Board, in its sole discretion, by applying principles of valuation with respect thereto.
(d)    “Good Reason” shall mean as defined in the Employment Agreement effective as of [______] [___], 2018 between Employee and the Company.

(e)    “Good Reason Process” shall mean as defined in the Employment Agreement effective as of [______] [___], 2018 between Employee and the Company.

9.    General Restrictions. Employee understands that the Restricted Shares have not been registered with the Securities and Exchange Commission or listed with the New York Stock Exchange (“NYSE”). The Company will endeavor to list the Restricted Shares with the NYSE but shall not be obligated to issue shares of Common Stock if counsel to the Company determines that such issuance would violate any law or regulation of any governmental authority or any agreement between the Company and the NYSE or any other national securities exchange upon which the Common Stock is quoted or listed. In connection with any issuance or transfer, the person acquiring the shares shall, if requested by the Company, give assurances satisfactory to counsel to the Company regarding such matters as the Company may deem desirable to assure compliance with all legal requirements. These Restricted Shares shall be subject to the requirement that if, at any time, the Committee shall determine, in its discretion, that the listing, registration or qualification of the Restricted Shares on the NYSE, any securities exchange or under any state or federal law, or that the consent or approval of any government regulatory body, is necessary or desirable as a condition of, or in connection with, the Restricted Shares, then such shares shall be subject to the condition that such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee.

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IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by an officer thereunto duly authorized, and Employee has executed this Agreement, all effective as of the date first above written.

CHRISTOPHER & BANKS CORPORATION

By:
Luke R. Komarek

Title:	Senior Vice President & General Counsel

Date:	___________________________, 2018

EMPLOYEE

Signed:
Keri L. Jones

Date:	___________________________, 2018

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Please Check the Appropriate Item (One of the lines must be checked):

___    I do not desire the alternative tax treatment provided for in the Internal Revenue Code Section 83(b).

___    I do desire the alternative tax treatment provided for in Internal Revenue Code Section 83(b) and desire that forms for such purpose be forwarded to me.

* I acknowledge that the Company has urged me to consult with a tax consultant or advisor of my choice before the above block is checked.

Please furnish the following information for stockholder records:

(Given name and middle initial must be used for stock registry)	Social Security Number

Address (Street)	Birth Date
Month/Day/Year

Address (City)	Day phone number

Address (Zip Code)

United States Citizen: Yes___ No___

PROMPTLY NOTIFY THIS OFFICE OF ANY CHANGE IN ADDRESS.

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Exhibit C
RELEASE OF CLAIMS

I, Keri L. Jones, agree as follows:

1.    Release of Claims. Specifically in consideration of the severance pay and benefits described in Employment Agreement, entered into as of __________ ___, 2018 (the “Employment Agreement”) to which I would not otherwise be entitled, by signing this Release of Claims, I, for myself and anyone who has or obtains legal rights or claims through me, agree to the following:

a.    Except as otherwise provided in Subparagraphs (b) through (f) of this Section 1, I hereby release, agree not to sue, and forever discharge Christopher & Banks (as defined below) of and from any and all manner of claims, demands, actions, causes of action, administrative claims, liability, damages, claims for punitive and liquidated damages, claims for attorney's fees, costs and disbursements, individual or class action claims, or demands of any kind whatsoever, I have or might have against them or any of them, whether known or unknown, in law or equity, contract or tort, from the beginning of time through the date of my signing this Release of Claims, including, without limitation, any claims arising out of or in connection with my employment with Christopher & Banks, or the termination of that employment, or otherwise.

This release includes, without limiting the generality of the foregoing, any claims I may have for wages, bonuses, commissions, penalties, deferred compensation, equity, paid time off, severance benefits, employee benefits, defamation, invasion of privacy, negligence, emotional distress, breach of contract, estoppel, improper discharge (based on contract, common law, or statute, including any federal, state or local statute or ordinance prohibiting discrimination or retaliation in employment), violation of the United States Constitution, the Minnesota Constitution, the Age Discrimination in Employment Act, 29 U.S.C, § 621 et seq., the Older Worker Benefit Protection Act, the Minnesota Human Rights Act, Minn. Stat § 363A01 et seq., Title VII of the Civil Rights Act, 42 U.S.C., § 2000 et seq., the American with Disabilities Act, 42 U.S.C., § 12101 et seq., the Occupational Safety and Health Act, the Employee Retirement Income Security Act of 1974, 29 U.S.C. §1001 et seq., the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., or any other state or federal law providing for employee leaves, the Consolidated Omnibus Reconciliation Act ("COBRA"), the National Labor Relations Act, 29 U.S.C. § 151 et seq., the Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2101 et seq., The Fair Labor Standards Act, the Equal Pay Act, the Genetic Information Nondiscrimination Act, the Sarbanes-Oxley Act, 15 U.S.C. § 7201 et seq., any state or federal whistleblower laws, the Dodd-Frank Act Wall Street Reform and Consumer Protection Act, any claim arising under Minn. Stat. Chapter 177 and 181, Minn. Stat. § 176.82, and any claim for retaliation, harassment or discrimination based on sex, race, color, creed, religion, national origin, marital status, sexual orientation, disability, status with regard to public assistance, military status or any other protected class, or sexual or other harassment. I hereby waive any and all relief not provided for in the Employment Agreement. I understand and agree that, by signing this Release of Claims, except as otherwise provided in Subparagraphs (b) through (f) of this Section 1, I waive and release any past, present, or future claim against Christopher & Banks.

Without limiting the generality of the foregoing, the Release of Claims also includes, but is not limited to, any claims I currently have, or may have based on events occurring on or before the date of this Release of Claims, with respect to (i) the exercise of stock options to acquire shares of the Company's Common Stock, and/or any subsequent sales of such shares of Common Stock; or (ii) the inability to exercise, or the prohibition on the exercise of, options to acquire shares of the Company's Common Stock, and/or the subsequent inability to sell, or prohibition on the sale of, the shares of Common Stock acquired thereby; and (iii) the inability to purchase or sell, or the prohibition on the sale of or purchase and sale of, shares of the Company's Common Stock.

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b.    Nothing in this Release of Claims prevents the future exercise of vested options to acquire shares of the Company's Common Stock and to sell the shares of Common Stock acquired thereby in a manner consistent with the terms of the Company's stock option plans, the agreements pursuant to which the options were awarded, the Company's Stock Trading Policy (to the extent then applicable to me) and all governing legal standards.

c.    This Release of Claims does not right affect my right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission, or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, against the Company. If I file, or have filed on my behalf, a charge, complaint, or action, I agree that the payments and benefits described in my Employment Agreement is in complete satisfaction of any and all claims in connection with such charge, complaint, or action and I waive, and agree not to take, any award of money or other damages from such charge, complaint, or action.

d.    This Release of Claims does not prohibit me from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Securities and Exchange Commission ("SEC"), or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. Nothing in the Employment Agreement, my continuing obligations under the Employment Agreement, or this Release of Claims requires me to seek prior authorization of the Company to make any such reports or disclosures and I do not need and I am not required to notify the Company that I have made any such reports or disclosures. This Release of Claims is not intended to and does not restrict me from seeking or obtaining a whistleblower award from the SEC.

e.    I am not, by signing this Release of Claims, releasing or waiving my rights to pursue: (1) any vested interest I may have in any 401(k) plan, profit sharing plan or health benefit plan as to which I currently have pending claims outstanding by virtue of my employment with Christopher & Banks, (2) any rights or claims that may arise after this Release of Claims is signed, (3) the postemployment payments, benefits and other rights specifically promised to me under the Employment Agreement or (4) any other right that may not be waived as a matter of law, such as workers’ compensation or unemployment benefits.

f.    This Release of Claims does not release any obligation of the Company or any of its subsidiaries or affiliates under their respective governing or organizational documents or director or officer indemnification agreements to defend and indemnify me in accordance with the terms thereof, or any insurance policy providing for coverage with respect thereto.

g.    Christopher & Banks, as used in this Release of Claims, shall mean Christopher & Banks Corporation and its subsidiaries, divisions, affiliated or related entities, insurers, and its and their present and former officers, directors, shareholders, trustees, employees, agents, attorneys, representatives and consultants, and the successors and assigns of each, whether in their individual or official capacities, and the current and former trustees or administrators of any pension or other benefit plan applicable to the employees or former employees of Christopher & Banks, in their official and individual capacities.

2.    Notice of Right to Consult Attorney and Twenty-One (21) Calendar Day Consideration Period. By signing this Release of Claims, I acknowledge and agree that Christopher & Banks has informed me by this Release of Claims that (1) I have the right to consult with an attorney of my choice prior to signing this Release of Claims, and (2) I am entitled to twenty-one (21) calendar days from the receipt of this Release of Claims to consider whether the terms are acceptable to me. Christopher & Banks encourages me to use the full twenty-one (21) day period to consider this Release of Claims but I have the right, if I choose, to sign this Release of Claims prior to the expiration of the twenty-one (21) day period.

    2

3.    Notification of Right to Rescind. Christopher & Banks hereby notifies me of my right to rescind (cancel) the release of claims contained in this Release of Claims within fifteen (15) calendar days of my signing this Release of Claims. In order to be effective, the rescission must (a) be in writing; (b) delivered to Luke Komarek, Senior Vice President and General Counsel, Christopher & Banks Corporation, 2400 Xenium Lane North, Plymouth, MN 55441 by hand or mail within the required period; and (c) if delivered by mail, the rescission must be postmarked within the required period, properly addressed to Luke Komarek, as set forth above, and sent by certified mail, return receipt requested. This Release of Claims will be effective upon the expiration of the fifteen (15) day period without rescission. I understand that if I rescind any part of this Release of Claims in accordance with this paragraph, I will not receive the post- employment payments and benefits described in the Employment Agreement and I will be obligated to return any such payments and benefits if already received.

4.    No Admission of Liability. It is expressly understood and agreed that nothing contained in this Release shall constitute or be construed or treated as an admission of any wrongdoing or liability on the part of any Party.

5.    Return of Property. I represent and warrant that I have returned to Christopher & Banks all documents, files, records or data (including any copies or summaries of such information) and any other property belonging to Christopher & Banks in my immediate possession, which includes, without limitation, office keys, laptop computer or other equipment, and will promptly (and not later than a week after the date hereof) return all other property belonging to Christopher & Banks.

6.    Continuing Obligations. I agree, understand, and acknowledge that I have certain continuing obligations to Christopher & Banks that survive the termination of my employment and shall continue unabated, including, the obligations in Articles 6, 7, and 8 of my Employment Agreement, as well as the obligations under law to maintain and not disclose to anyone Christopher & Banks’ trade secrets and confidential information, documents, and other materials revealed to me during the course of my association with the company.

7.    Acknowledgement of Reading and Understanding. By signing this Release of Claims, I acknowledge that I have read this Release of Claims, and understand that the release of claims is a full and final release of all claims I may have against Christopher & Banks and the other entities and individuals covered by this Release. By signing, I also acknowledge and agree that I have entered into this Release of Claims knowingly and voluntarily.

ACKNOWLEDGMENT AND SIGNATURE

By signing below, I, Keri L. Jones, acknowledge and agree to the following:

•	I have had adequate time to consider whether to sign this Release of Claims.

•	I have been informed of my right to consult an attorney and have had adequate time in which to do so.

•	I have read this Release of Claims carefully.

•	I understand and agree to all of the terms of the Release of Claims.

•	I am knowingly and voluntarily releasing my claims against Christopher & Banks (as defined above) to the extent expressly set forth in this Release of Claims.

•
I have not, in signing this Release of Claims, relied upon any statements or explanations made by Christopher & Banks except for those specifically set forth in this Release of Claims, the Employment Agreement.

•	I intend this Release of Claims to be legally binding.

•
I understand that this Release of Claims specifically waives claims arising under the Age Discrimination Employment Act of 1967 (29 U.S.C. § 62 et seq.) and, in connection with this waiver, I acknowledge and agree to the following:

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(1)
I am not waiving any rights or claims under the Age Discrimination in Employment Act of 1967, as amended, that may arise after this Release of Claims is signed by me, or any rights or claims to test the knowing and voluntary nature of this Agreement under the Older Workers’ Benefit Protection Act, as amended;

(2)	In exchange for my waiver of rights or claims under the Age Discrimination in Employment Act, I am receiving consideration that is in addition to anything of value to which I am already entitled;

(3)	I have had ample opportunity to consult with an attorney of my choosing prior to my signing of this Release of Claims, and I was encourage and advised to do so by Christopher & Banks;

(4)
I may take twenty-one (21) days to consider whether to sign the Release of Claims. I acknowledge that any changes to the terms of this Release of Claims (whether material or immaterial) will not restart the running of the twenty-one (21) day period;

(5)
If I sign this Release of Claims prior to the end of the twenty-one (21) day time period, I certify that, in accordance with 29 CFR § 1625.22(c)(6), I knowingly and voluntarily decided to sign this Release of Claims after considering it for less than twenty-one (21) days and that my decision to do so was not induced by Christopher & Banks through fraud, misrepresentation or a threat to withdraw or alter the offer prior to the expiration of the twenty-one (21) day time period;

(6)	I understand that I may rescind this Release of Claims at any time within fifteen (15) days after I sign it; and

(7)
I further understand and agree that if I wish to rescind this Release of Claims after signing it, I or my authorized legal representative will do so in accordance within the time limitations and procedures contained in Sections 2 and 3 of the Release of Claims.

•
I have carefully read and fully understand all of the provisions of this Release of Claims, and I knowingly and voluntarily enter into, and choose to be legally bound by, all of the terms set forth in this Release of Claims.

•	I am signing this Release of Claims on or after my last day of employment with Christopher & Banks.

Keri L. Jones
Date: ____________________________________

Accepted this _____ day of ____________, ______

[Name] [Title]
Christopher & Banks Corporation

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Exhibit D
CHRISTOPHER & BANKS CORPORATION

INDEMNIFICATION AGREEMENT
This Indemnification Agreement (“Agreement”) is effective as of __________, by and between Christopher & Banks Corporation, a Delaware corporation (the “Company”), and __________ (“Indemnitee”).
RECITALS

A.    The Company recognizes that competent and experienced persons are increasingly reluctant to serve or to continue to serve as directors and officers of corporations unless they are protected by comprehensive liability insurance or indemnification, or both, due to the increased exposure to litigation costs and risks resulting from their service to such corporations, and due to the fact that the exposure to or risks of shareholder claims or litigation frequently bears no reasonable relationship to the compensation of such directors and officers;
B.    The statutes and judicial decisions regarding the duties of directors and officers are often difficult to apply, ambiguous, or conflicting, and therefore fail to provide such directors and officers with adequate, reliable information as to the legal risks to which they are exposed or regarding the proper course of action to take;
C.    The Company and Indemnitee recognize that plaintiffs often seek damages in such large amounts and the costs of litigation may be so substantial (whether or not the case is meritorious), that the defense and/or settlement of such litigation is often beyond the personal financial resources of individual directors and officers;
D.    The Company believes that it is unfair for its directors and officers to assume the risk of huge judgments and other expenses which may occur in cases in which the director and officer received no personal profit and in cases where the director or officer was not culpable;
E.    The Company, after reasonable investigation, has determined that the liability insurance coverage presently available to the Company may be inadequate in certain circumstances to cover all possible claims for which Indemnitee would be protected. The Company believes that the interests of the Company and its stockholders would be best served by a combination of such insurance and the indemnification by the Company of the directors and officers of the Company;
F.    The Company’s Certificate of Incorporation and Bylaws require the Company to indemnify its directors and officers to the fullest extent permitted by the Delaware General Corporation Law (the “DGCL”). The Bylaws expressly provide that the indemnification provisions set forth therein are not exclusive, and contemplate that contracts may be entered into between the Company and its directors and officers with respect to indemnification;
G.    Section 145 of DGCL (“Section 145”), under which the Company is organized, empowers the Company to indemnify its officers, directors, employees and agents by agreement and to indemnify persons who serve, at the request of the Company, as the directors, officers, employees or agents of other corporations or enterprises, and expressly provides that the indemnification provided by Section 145 is not exclusive;
H.    Section 102(b)(7) of the DGCL allows a corporation to include in its certificate of incorporation a provision limiting or eliminating the personal liability of a director for monetary damages in respect of claims by shareholders or corporations for breach of certain fiduciary duties, and the Company has so provided in its Certificate of Incorporation that each director shall be exculpated from such liability to the maximum extent permitted by law;
I.    The Board of Directors of the Company has determined that contractual indemnification as set forth herein is not only reasonable and prudent but also promotes the best interests of the Company and its stockholders;
J.    The Company desires and has requested Indemnitee to serve or continue to serve as a director or officer of the Company free from undue concern for unwarranted claims for damages arising out of or related to such services to the Company; and
K.    Indemnitee is willing to serve, continue to serve or provide additional service for or on behalf of the Company on the condition that Indemnitee is furnished the indemnity provided herein.
NOW, THEREFORE, the Company and Indemnitee hereby agree as set forth below.
1.    Certain Definitions.
a.    “Change in Control” shall mean, and shall be deemed to have occurred if, on or after the date of this Agreement, (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company acting in such capacity or a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing more than 30% of the total voting power represented by the Company’s then outstanding Voting Securities, (ii) during any period of 24 consecutive, full-calendar months, individuals who at the beginning of such period constitute the Board of Directors of the Company and any new director whose election by the Board of Directors or nomination for election by the Company’s stockholders was approved by a vote of at least two thirds (2/3) of the directors then still in office who either were directors at the beginning of such 24-month period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof, (iii) the stockholders of the Company approve a merger or consolidation of the Company with any other corporation other than a merger or consolidation which would result in the Voting Securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into Voting Securities of the surviving entity) at least 50% of the total voting power represented by the Voting Securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or (iv) the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company (in one transaction or a series of related transactions) of all or substantially all of the

Company’s assets.
b.    “Claim” shall mean with respect to a Covered Event, any threatened, pending or completed action, suit, proceeding or alternative dispute resolution mechanism, or any hearing, inquiry or investigation that Indemnitee in good faith believes might lead to the institution of any such action, suit, proceeding or alternative dispute resolution mechanism, whether civil, criminal, administrative, investigative or other.
c.    References to the “Company” shall include, in addition to Christopher & Banks Corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger to which Christopher & Banks Corporation (or any of its wholly owned Subsidiaries) is a party which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, employees, agents or fiduciaries, so that if Indemnitee is or was a director, officer, employee, agent or fiduciary of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee, agent or fiduciary of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise, Indemnitee shall stand in the same position under the provisions of this Agreement with respect to the resulting or surviving corporation as Indemnitee would have with respect to such constituent corporation if its separate existence had continued.
d.    “Covered Event” shall mean, any event or occurrence related to the fact that Indemnitee is or was a director, officer, employee, agent or fiduciary of the Company, or any Subsidiary of the Company, or is or was serving at the request of the Company as a director, officer, employee, agent or fiduciary of another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action or inaction on the part of Indemnitee while serving in such capacity. For purposes of this Agreement, “agent” shall include acting as a trustee, partner or manager or in a similar capacity.
e.    “Expenses” shall mean any and all expenses (including attorneys’ fees and all other costs, expenses (including travel-related expenses) and obligations incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to defend, to be a witness in or to participate in, any action, suit, proceeding, alternative dispute resolution mechanism, hearing, inquiry or investigation), judgments, fines, penalties and amounts paid in settlement (if such settlement is approved in advance by the Company, which approval shall not be unreasonably withheld or conditioned) of any Claim and any federal, state, local or foreign taxes imposed on the Indemnitee as a result of the actual or deemed receipt of any payments under this Agreement.
f.    “Expense Advance” shall mean a payment of Expenses to, or on behalf of, Indemnitee pursuant to Section 3 in advance of the settlement of or final judgment in any action, suit, proceeding or alternative dispute resolution mechanism, hearing, inquiry or investigation that constitutes a Claim.
g.    “Independent Legal Counsel” shall mean an attorney or firm of attorneys, selected in accordance with the provisions of Section 2(d) hereof, who shall not have otherwise performed services for the Company or one or more indemnitees (including Indemnitee) within the last two years (other than acting as an Independent Legal Counsel in accordance with the terms of this Agreement).

h.    References to “other enterprises” shall include any other corporation or any partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise of which Indemnitee is or was serving at the request of the Company; references to “fines” shall include any excise taxes assessed on Indemnitee with respect to an employee benefit plan; and references to “serving at the request of the Company” shall include any service as a director, officer, employee, agent or fiduciary of the Company which imposes duties on, or involves services by, such director, officer, employee, agent or fiduciary with respect to an employee benefit plan, its participants or its beneficiaries; and if Indemnitee acted in good faith and in a manner Indemnitee reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan, Indemnitee shall be deemed to have acted in a manner “not opposed to the best interests of the Company” as referred to in this Agreement.
i.    “Reviewing Party” shall mean, subject to the provisions of Section 2(d), any person or body appointed by the Board of Directors in accordance with applicable law to review the Company’s obligations hereunder and under applicable law, which may include (i) a majority of the directors who are not parties to such action, suit or proceeding, even though less than a quorum or (ii) a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (iii) if there are no such directors, or if such directors so direct, by Independent Legal Counsel designated in writing by such directors or the Board of Directors.
j.    “Section” refers to a section of this Agreement unless otherwise indicated.
k.    “Subsidiary” shall mean a corporation or other entity (i) 50% or more of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, or (ii) which does not have outstanding shares or securities (as may be the case in a partnership, joint venture or unincorporated association), but 50% or more of whose ownership interest representing the right to make decisions for such other entity is, now or hereafter, owned or controlled, directly or indirectly, by the Company, or one or more Subsidiaries.
l.    “Voting Securities” shall mean any securities of the Company that vote generally in the election of directors.
2.    Indemnification.
a.    Indemnification of Expenses. Subject to the provisions of Section 2(b) below, the Company shall indemnify Indemnitee for Expenses to the fullest extent permitted by law if Indemnitee was or is or becomes a party to or witness or other participant with respect to, or is threatened to be made a party to or witness or other participant with respect to, any Claim, including all interest, assessments and other charges paid or payable in connection with or in respect of such Expenses. For the avoidance of doubt, the foregoing indemnification obligation includes, without limitation, claims for monetary damages against Indemnitee in respect of an alleged breach of fiduciary duties, to the fullest extent permitted by DGCL Section 102(b)(7). Such indemnification shall only be provided hereunder if Indemnitee acted in good faith and in a manner Indemnitee reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action, suit or proceeding, had no reasonable cause to believe Indemnitee’s conduct was unlawful. For purposes of any determination under this Agreement, Indemnitee shall be deemed to have acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company, or, with respect to any criminal action or proceeding, to have had no reasonable cause to believe Indemnitee’s conduct was unlawful, if Indemnitee’s action was based on good faith reliance on the records or books of account of the Company or another enterprise, including financial statements, or on information supplied to Indemnitee by the directors or officers of the Company or another enterprise in the course of their duties, or on the advice of legal counsel for the Company or another enterprise or on information or records given or reports made to the Company or another enterprise by an independent certified public accountant or by an appraiser or other expert selected with reasonable care by the Company or another enterprise.

b.    Review of Indemnification Obligations. Notwithstanding the foregoing, in the event any Reviewing Party shall have determined, in good faith ( and in a written opinion, in any case in which Independent Legal Counsel is the Reviewing Party), that Indemnitee is not entitled to be indemnified hereunder, whether pursuant to Section 11 or otherwise, (i) the Company shall have no further obligation under Section 2(a) to make any payments to Indemnitee not made prior to such determination by such Reviewing Party, and (ii) the Company shall be entitled to be reimbursed by Indemnitee (who hereby agrees to reimburse the Company) for all Expenses theretofore paid to Indemnitee to which Indemnitee is not entitled hereunder; provided, however, that if the Reviewing Party’s determination is based on Section 11(a) hereof and Indemnitee has commenced or thereafter commences a legal proceeding or proceedings in a court of competent jurisdiction to secure a determination that Indemnitee is entitled to be indemnified hereunder under applicable law, any determination made by any Reviewing Party that Indemnitee is not entitled to be indemnified shall not be binding and Indemnitee shall not be required to reimburse the Company for any Expenses theretofore paid in indemnifying Indemnitee until a final judicial determination is made with respect thereto (as to which all rights of appeal therefrom have been exhausted or lapsed). Indemnitee’s obligation to reimburse the Company for any Expenses shall be unsecured and no interest shall be charged thereon unless and until a final judicial determination is made (as to which all rights of appeal therefrom have been exhausted or lapsed) that Indemnitee is required to reimburse the Company, after which the Company may charge interest from the date of such determination at such rates as are permitted by applicable law.
c.    Indemnitee Rights on Unfavorable Determination; Binding Effect. If any Reviewing Party determines that Indemnitee substantively is not entitled to be indemnified hereunder in whole or in part, Indemnitee shall have the right to commence litigation seeking an initial determination by the court challenging any such determination by such Reviewing Party or any aspect thereof, including the legal or factual bases therefor, and, subject to the provisions of Section 18, the Company hereby consents to service of process and to appear in any such proceeding and to use its reasonable efforts to cause the Reviewing Party to cooperate with respect to such proceeding. Absent such litigation, any determination by any Reviewing Party shall be conclusive and binding on the Company and Indemnitee.
d.    Selection of Reviewing Party; Change in Control. If there has not been a Change in Control (or, there has been a Change in Control which has been approved by a majority of the Company’s Board of Directors who were directors immediately prior to such Change in Control), any Reviewing Party shall be selected by the Board of Directors. If there has been a Change in Control (other than a Change in Control which has been approved by a majority of the Company’s Board of Directors who were directors immediately prior to such Change in Control), any Reviewing Party with respect to all matters thereafter arising concerning the rights of Indemnitee to indemnification of Expenses under this Agreement or any other agreement or under the Company’s Certificate of Incorporation (or articles of incorporation in the case of a Subsidiary incorporated in a state other than Delaware) or Bylaws as now or hereafter in effect, or under any other applicable law, if desired by Indemnitee, shall be Independent Legal Counsel selected by Indemnitee and approved by the Company (which approval shall not be unreasonably withheld, conditioned or delayed). Such counsel, among other things, shall render its written opinion to the Company and Indemnitee as to whether and to what extent Indemnitee would be entitled to be indemnified hereunder under applicable law, and the Company agrees to abide by such opinion. The Company agrees to pay the reasonable fees of the Independent Legal Counsel referred to above and to indemnify fully such counsel against any and all expenses (including attorneys’ fees), claims, liabilities and damages arising out of or relating to this Agreement or the engagement of such counsel pursuant hereto. Notwithstanding any other provision of this Agreement, the Company shall not be required to pay Expenses of more than one Independent Legal Counsel in connection with all matters concerning a single Indemnitee, and such Independent Legal Counsel shall be the Independent Legal Counsel for any or all other Indemnitees unless (i) the employment of separate counsel by one or more Indemnitees has been previously authorized by the Company in writing, or (ii) an Indemnitee shall have provided to the Company a written statement that such Indemnitee has reasonably concluded that there may be a conflict of interest between such Indemnitee and the other Indemnitees with respect to the matters arising under this Agreement.
e.    Mandatory Payment of Expenses. Notwithstanding any other provision of this Agreement other than Section 11 hereof, to the extent that Indemnitee has been successful on the merits or otherwise, including, without limitation, the dismissal of an action without prejudice, in defense of any Claim, Indemnitee shall be indemnified against all Expenses incurred by Indemnitee in connection therewith.
3.    Expense Advances.
a.    Undertaking; Obligation to Make Expense Advances. Execution and delivery to the Company of this Agreement by Indemnitee shall constitute an undertaking by the Indemnitee to repay any amounts paid, advanced or reimbursed by the Company pursuant to this Agreement in respect of Expenses relating to, arising out of or resulting from any Claim as to which it shall be determined, in accordance with Section 2(b), following final disposition of such Claim, that the Indemnitee is not entitled to indemnification hereunder. Upon such execution and delivery of this Agreement by the Indemnitee, and execution and delivery by the Company, the Company shall make Expense Advances to Indemnitee.
b.    Form of Undertaking. Any obligation to repay any Expense Advances hereunder pursuant to the written undertaking by the Indemnitee contained herein shall be unsecured, and no interest shall be charged thereon, unless and until a court having jurisdiction in such matter has finally judicially determined (as to which determination all rights of appeal therefrom have been exhausted or lapsed) that Indemnitee is so obligated, after which the Company may charge interest from the date of such determination at such rates as are permitted by applicable law.

4.    Procedures for Indemnification and Expense Advances.
a.    Timing of Payments. All payments of Expenses (including without limitation Expense Advances) by the Company to the Indemnitee pursuant to this Agreement shall be made to the fullest extent permitted by law as soon as practicable after written demand by Indemnitee therefor is presented to the Company, but in no event later than thirty (30) business days after such written demand by Indemnitee is presented to the Company, except in the case of Expense Advances, which shall be made no later than ten (10) business days after such written demand by Indemnitee is presented to the Company.
b.    Notice/Cooperation by Indemnitee. Indemnitee shall, as a condition precedent to Indemnitee’s right to be indemnified or Indemnitee’s right to receive Expense Advances under this Agreement, give the Company notice in writing as soon as practicable of any Claim made against Indemnitee for which indemnification will or could be sought under this Agreement. Notice to the Company shall be directed to the General Counsel of the Company at the address shown on the signature page of this Agreement (or such other address as the Company shall designate in writing to Indemnitee). In addition, Indemnitee shall give the Company such information and cooperation as the Company may reasonably require and as shall be within Indemnitee’s power. Indemnitee shall also not make any admission or enter into or otherwise agree to any settlement with respect to any Claim without the consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed).
c.    No Presumptions; Burden of Proof. For purposes of this Agreement, the termination of any Claim by judgment, order, settlement (whether with or without court approval) or upon a plea of nolo contendere or its equivalent, shall not create a presumption that Indemnitee did not meet any particular standard of conduct or have any particular belief or that a court has determined that indemnification is not permitted by this Agreement or applicable law. In addition, neither the failure of any Reviewing Party to have made a determination as to whether Indemnitee has met any particular standard of conduct or had any particular belief, nor an actual determination by any Reviewing Party that Indemnitee has not met such standard of conduct or did not have such belief, prior to the commencement of legal proceedings by Indemnitee to secure a judicial determination that Indemnitee should be indemnified under this Agreement under applicable law, shall be a defense to Indemnitee’s claim or create a presumption that Indemnitee has not met any particular standard of conduct or did not have any particular belief. In connection with any determination by any Reviewing Party or otherwise as to whether the Indemnitee is entitled to be indemnified hereunder under applicable law, the burden of proof shall be on the Company to establish that Indemnitee is not so entitled.
d.    Notice to Insurers. If, at the time of the receipt by the Company of a notice of a Claim pursuant to Section 4(b) hereof, the Company has liability insurance in effect which may cover such Claim, the Company shall give prompt notice of the commencement of such Claim to the insurers in accordance with the procedures set forth in the respective policies. The Company shall thereafter take all necessary or desirable action to cause such insurers to pay, on behalf of the Indemnitee, all amounts payable as a result of such Claim in accordance with the terms of such policies.
e.    Selection of Counsel. In the event the Company shall be obligated hereunder to provide indemnification for or make any Expense Advances with respect to the

Expenses of any Claim, the Company, if appropriate and with the consent of the Indemnitee (which consent shall not be unreasonably withheld, conditioned or delayed), shall be entitled to assume the defense of such Claim upon the delivery to Indemnitee of written notice of the Company’s election to do so. The Company shall be entitled to select legal counsel reasonably acceptable to the Indemnitee for purposes of such defense, and shall consult with Indemnitee regarding the selection of counsel. After delivery of such notice and the retention of such counsel by the Company, the Company will not be liable to Indemnitee under this Agreement for any fees or expenses of separate counsel subsequently retained by or on behalf of Indemnitee with respect to the same Claim; provided that, (i) Indemnitee shall have the right to employ Indemnitee’s separate counsel in any such Claim at Indemnitee’s expense and (ii) if (A) the employment of separate counsel by Indemnitee has been previously authorized by the Company, (B) Indemnitee shall have reasonably concluded that there may be a conflict of interest between the Company and Indemnitee in the conduct of any such defense, or (C) the Company shall not continue to retain such counsel to defend such Claim, then the fees and expenses of Indemnitee’s separate counsel shall be Expenses for which Indemnitee may receive indemnification or Expense Advances hereunder.
5.    Additional Indemnification Rights: Nonexclusivity.
a.    Scope. In the event of any change after the date of this Agreement in any applicable law, statute or rule which expands the right of a Delaware (or such other state, in the case of a Subsidiary incorporated in a state other than Delaware) corporation to indemnify a member of its board of directors or an officer, employee, agent or fiduciary, it is the intent of the parties hereto that Indemnitee shall enjoy by this Agreement the greater benefits afforded by such change. In the event of any change in any applicable law, statute or rule which narrows the right of a Delaware (or such other state, in the case of a Subsidiary incorporated in a state other than Delaware) corporation to indemnify a member of its board of directors or an officer, employee, agent or fiduciary, such change, to the extent not otherwise required by such law, statute or rule to be applied to this Agreement, shall have no effect on this Agreement or the parties’ rights and obligations hereunder, except as otherwise set forth in Section 11(a).
b.    Nonexclusivity. Subject to Section 7, the indemnification and the payment of Expense Advances provided by this Agreement shall be in addition to any rights to which Indemnitee may be entitled under the Company’s Certificate of Incorporation (or articles of incorporation in the case of a Subsidiary incorporated in a state other than Delaware), its Bylaws, any other agreement, any vote of stockholders or disinterested directors, the DGCL (or such other state’s applicable business corporation law, in the case of a Subsidiary incorporated in a state other than Delaware), or otherwise. The indemnification and the payment of Expense Advances provided under this Agreement shall continue as to Indemnitee for any action taken or not taken while serving in an indemnified capacity even though, subsequent thereto, Indemnitee may have ceased to serve in such capacity.
6.    Settlement. The Company shall have no obligation to indemnify Indemnitee under this Agreement for any amounts paid in settlement of any Claim affected without the Company’s prior written consent. The Company shall not settle any Claim in which it takes the position that Indemnitee is not entitled to indemnification in connection with such settlement without the prior written consent of Indemnitee, nor shall the Company settle any Claim in any manner which would impose any fine, penalty or any obligation on Indemnitee, without Indemnitee’s prior written consent. Neither the Company nor Indemnitee shall unreasonably withhold, condition or delay their consent to any proposed settlement.
7.    No Duplication of Payments. The Company shall not be liable under this Agreement to make any payment in connection with any Claim made against Indemnitee to the extent Indemnitee has otherwise actually received payment (under any insurance policy, provision of the Company’s Certificate of Incorporation, any applicable Subsidiary’s articles of incorporation, Bylaws or otherwise) of the amounts otherwise payable hereunder.
8.    Partial Indemnification. If Indemnitee is entitled under any provision of this Agreement to indemnification by the Company for some, or a portion of some, Expenses incurred in connection with any Claim, but not, however, for the entire total amount thereof, the Company shall nevertheless indemnify Indemnitee for the portion of such Expenses to which Indemnitee is entitled.
9.    Mutual Acknowledgment. Both the Company and Indemnitee acknowledge that, in certain instances, federal law or applicable public policy may prohibit the Company from indemnifying its directors, officers, employees, agents or fiduciaries under this Agreement or otherwise. Indemnitee understands and acknowledges that the Company has undertaken or may be required in the future to undertake with the Securities and Exchange Commission to submit the question of indemnification to a court in certain circumstances for a determination of the Company’s ability under public policy to indemnify Indemnitee.
10.    Liability Insurance. To the extent the Company maintains liability insurance applicable to directors, officers, employees, agents or fiduciaries, Indemnitee shall be covered by such policies in such a manner as to provide Indemnitee the same rights and benefits as are provided to the most favorably insured of the Company’s directors, if Indemnitee is a director; or of the Company’s officers, if Indemnitee is not a director of the Company but is an officer; or of the Company’s key employees, agents or fiduciaries, if Indemnitee is not an officer or director but is a key employee, agent or fiduciary.
11.    Exceptions. Notwithstanding any other provision of this Agreement, the Company shall not be obligated pursuant to the terms of this Agreement:
a.    Indemnification Prohibited by Law. To indemnify or make Expense Advances to Indemnitee with respect to Claims arising out of acts, omissions or transactions for which Indemnitee is prohibited from receiving indemnification under applicable law.
b.    Fraud, Willful Misconduct or Crime. To indemnify or make Expense Advances to Indemnitee with respect to Claims arising out of acts, omissions or transactions (i) that a court having jurisdiction in such matter has finally judicially determined (as to which determination all rights of appeal therefrom have been exhausted or lapsed) constitute fraud or willful misconduct by Indemnitee; (ii) that Indemnitee has admitted in writing or under testimony constitute fraud or willful misconduct by Indemnitee; or (iii) for which Indemnitee has been convicted of a crime related to the Claim.

c.    Claims Initiated by Indemnitee. To indemnify or make Expense Advances to Indemnitee with respect to Claims initiated or brought voluntarily by Indemnitee and not by way of defense, counterclaim or crossclaim, except (i) with respect to actions or proceedings brought to establish or enforce a right to indemnification under this Agreement or any other agreement or insurance policy or under the Company’s Certificate of Incorporation (or articles of incorporation in the case of a Subsidiary incorporated in a state other than Delaware) or Bylaws now or hereafter in effect relating to Claims for Covered Events, (ii) in specific cases, if the Board of Directors has approved the initiation or bringing of such Claim, or (iii) as otherwise required under Section 145 of the Delaware General Corporation Law (or other applicable section of the business corporation law of a Subsidiary incorporated in a state other than Delaware), regardless of whether Indemnitee ultimately is determined to be entitled to such indemnification, Expense Advances, or insurance recovery, as the case may be.
d.    Claims Under Section 16(b). To indemnify Indemnitee for Expenses and the payment of profits arising from the purchase and sale by Indemnitee of securities in violation of Section 16(b) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, or any similar successor statute, rule or regulation.
e.    Non-compete and Non-disclosure. To indemnify Indemnitee in connection with proceedings or claims involving the enforcement of non-compete and/or non-disclosure agreements or the non-compete and/or non-disclosure provisions of employment, consulting or similar agreements the Indemnitee may be a party to with the Company, or any subsidiary of the Company or any other applicable foreign or domestic Company, partnership, joint venture, trust or other enterprise, if any.
12.    Contribution.

a.    In order to provide for just and equitable contribution in circumstances in which the indemnification provided for herein is held by a court of competent jurisdiction to be unavailable to Indemnitee in whole or in part, it is agreed that, in such event, the Company shall, to the fullest extent permitted by law, contribute to the payment of Indemnitee’s costs, charges and expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative, in an amount that is just and equitable in the circumstances, taking into account, among other things, contributions by other directors and officers of the Company or others pursuant to indemnification agreements or otherwise; provided, that, without limiting the generality of the foregoing, such contribution shall not be required where such holding by the court is due to (i) the failure of Indemnitee to meet the standard of conduct required by applicable law, or (ii) any limitation on indemnification set forth in Sections 6, 7 or 11 hereof.

b.    The Company shall not enter into any settlement of any action, suit, claim or proceeding in which the Company is jointly and severally liable with Indemnitee (or would be, if joined in such action, suit, claim or proceeding) unless such settlement provides for a full and final release of all claims asserted against Indemnitee.

c.    The Company hereby agrees to fully indemnify and hold harmless Indemnitee from any and all claims for contribution which may be brought by officers, directors or employees of the Company, other than Indemnitee, who may be jointly liable with Indemnitee.

13.    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall constitute an original.
14.    Binding Effect: Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors, assigns (including any direct or indirect successor by purchase, merger, consolidation or otherwise to all or substantially all of the business or assets of the Company), spouses, heirs and personal and legal representatives. The Company shall require and cause any successor (whether direct or indirect, and whether by purchase, merger, consolidation or otherwise) to all, substantially all, or a substantial part, of the business or assets of the Company, by written agreement in form and substance satisfactory to Indemnitee, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. This Agreement shall continue in effect regardless of whether Indemnitee continues to serve as a director, officer, employee, agent or fiduciary (as applicable) of the Company or of any other enterprise at the Company’s request.
15.    Expenses Incurred in Action Relating to Enforcement or Interpretation. In the event that any action is instituted by Indemnitee under this Agreement or under any liability insurance policies maintained by the Company to enforce or interpret any of the terms hereof or thereof, Indemnitee shall be entitled to be indemnified for all Expenses incurred by Indemnitee with respect to such action (including without limitation attorneys’ fees), regardless of whether Indemnitee is ultimately successful in such action, unless, as a part of such action, a court having jurisdiction over such action makes a final judicial determination (as to which all rights of appeal therefrom have been exhausted or lapsed) that Indemnitee’s action was not made in good faith or was frivolous; provided, however, that until such final judicial determination is made, Indemnitee shall be entitled under Section 3 to receive payment of Expense Advances hereunder with respect to such action. In the event of an action instituted by or in the name of the Company under this Agreement to enforce or interpret any of the terms of this Agreement, Indemnitee shall be entitled to be indemnified for all Expenses incurred by Indemnitee in defense of such action (including without limitation costs and expenses incurred with respect to Indemnitee’s counterclaims and cross-claims made in such action), unless, as a part of such action, a court having jurisdiction over such action makes a final judicial determination (as to which all rights of appeal therefrom have been exhausted or lapsed) that the defense asserted by Indemnitee in such action was not made in good faith or was frivolous; provided, however, that until such final judicial determination is made, Indemnitee shall be entitled under Section 3 to receive payment of Expense Advances hereunder with respect to such action.
16.    Term. All agreements and obligations of the Company contained in this Agreement shall continue during the period Indemnitee serves as a director or officer of the Company or, at the request of the Company (or any wholly owned subsidiary of the Company), serves as a director, officer, employee or agent (which, for purposes hereof, shall include a trustee, fiduciary, partner or manager or similar capacity) of another company (including any subsidiaries of the Company), partnership, joint venture, trust, employee benefit plan or other enterprise, and shall continue thereafter so long as Indemnitee may be subject to any possible action, suit, claim or proceeding (including any rights of appeal thereto and any proceeding commenced by Indemnitee pursuant to Section 2(c) or Section 15 hereof) by reason of Indemnitee’s service described herein, whether or not Indemnitee is acting in any such capacity at the time any liability or expense is incurred for which indemnification can be provided under this Agreement.
17.    Notice. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed duly given (i) if delivered by hand and signed for by the party addressed, on the date of such delivery, or (ii) if mailed by domestic certified or registered mail with postage prepaid, on the third business day after the date postmarked. Addresses for notice to either party are as shown on the signature page of this Agreement, or as subsequently modified by written notice to the other.
18.    Consent to Jurisdiction. The Company and Indemnitee each hereby irrevocably consent to the jurisdiction of the courts of the State of Delaware for all purposes in connection with any action or proceeding which arises out of or relates to this Agreement and agree that any action instituted under this Agreement shall be commenced, prosecuted and continued only in the Court of Chancery of the State of Delaware in and for New Castle County, which shall be the exclusive and only proper forum for adjudicating such a claim.
19.    Severability. The provisions of this Agreement shall be severable in the event that any of the provisions hereof (including any provision within a single section, paragraph or sentence) are held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable, and the remaining provisions shall remain enforceable to the fullest extent permitted by law. Furthermore, to the fullest extent possible, the provisions of this Agreement (including without limitation each portion of this Agreement containing any provision held to be invalid, void or otherwise unenforceable that is not itself invalid, void or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.
20.    Choice of Law. This Agreement, and all rights, remedies, liabilities, powers and duties of the parties to this Agreement, shall be governed by and construed in accordance with the laws of the State of Delaware as applied to contracts between Delaware residents entered into and to be performed entirely in the State of Delaware without regard to principles of conflicts of laws.
21.    Subrogation. In the event of payment under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee, who shall execute all documents required and shall do all acts that may be necessary to secure such rights and to enable the Company effectively to bring suit to enforce such rights.
22.    Amendment and Termination. No amendment, modification, termination or cancellation of this Agreement shall be effective unless it is in writing signed by both the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed to be or shall constitute a waiver of any other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver.

23.    Integration and Entire Agreement. This Agreement sets forth the entire understanding between the parties hereto and supersedes and merges all previous written and oral negotiations, commitments, understandings and agreements relating to the subject matter hereof between the parties hereto.
24.    No Construction as Employment Agreement; Conflicts with Employment Agreements. Nothing contained in this Agreement shall be construed as giving Indemnitee any right to be retained in the employ of the Company or any of its Subsidiaries or affiliated entities. In the event the Indemnitee is a party to an Employment Agreement with the Company or any of its subsidiaries or affiliated entities and the terms of this Agreement conflict with the terms of the Employment Agreement, the Employment Agreement shall control and this Agreement shall be deemed modified to the extent necessary to give effect to the terms of the Employment Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Indemnification Agreement as of the date first above written.

CHRISTOPHER & BANKS CORPORATION

By:
Name:	[Insert name of President & CEO or General Counsel, as appropriate]
Title:	[President & Chief Executive Officer/General Counsel]
Address:	2400 Xenium Lane North
Plymouth, MN 55441

AGREED TO AND ACCEPTED

INDEMNITEE:

Name:	[Insert name of officer or director]
Title:	[Title of officer/Director]
Address:

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